Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

THE STATE OF CONNECTICUT ACTING BY
AND THROUGH THE UNIVERSITY OF
CONNECTICUT

SEVEN STARS CLOUD GROUP, INC.

JULY 10, 2018

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the l0th day of July, 2018, is made by and between THE STATE OF CONNECTICUT, ACTING BY AND THROUGH THE UNIVERSITY OF CONNECTICUT, a constituent unit of the state system of public higher education of the State of Connecticut, having an address at 352 Mansfield Road, Unit 2122, Storrs, Connecticut 06269 (the “Seller”) and SEVEN STARS CLOUD GROUP, INC., a Nevada corporation, having a business address of 55 Broadway, 19th Floor, New York, NY 10007 (the “Purchaser”). The date that this Agreement is approved by the Attorney General of the State of Connecticut, as evidenced by his signature and dating below, shall constitute the “Effective Date” as used herein.

RECITALS:

WHEREAS, Seller desires to sell the Property (defined in Section 1.1), and Purchaser desires to purchase the Property from Seller; and

WHEREAS, Seller and Purchaser, intending to be bound by this Agreement, desire to set forth herein the terms, conditions and agreements under and by which Seller shall sell and Purchaser shall purchase the Property described.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.            THE PROPERTY

1.1.         Description. Subject to the terms and conditions of this Agreement, and for the consideration set forth herein, Seller hereby agrees to sell, assign and convey, and Purchaser hereby agrees to purchase and acquire, all of Seller's right, title and interest in and to the following (collectively, the “Property”):

1.1.1.          The fee interest in those certain parcels of land located in Hartford County, Connecticut, formerly commonly known as the University of Connecticut - Greater Hartford Campus, in the Town of West Hartford (the “Town”) and being more specifically described on Schedule 1.1.1, attached hereto (the “Land”), along with the title in and to all buildings (collectively, the “Buildings”), together with all other improvements, parking facilities and fixtures, located on the Land (the Buildings and any and all other improvements located on the Land are hereinafter referred to collectively as the “Improvements”), and all easements, hereditaments, appurtenances, development rights, transferrable permits and approvals, and other benefits, if any, pertaining to or affecting the Land (collectively, the “Easements”). The Land, Improvements and Easements are hereinafter collectively referred to as the “Real Property”.

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1.2.          Agreement to Convey. Seller agrees to sell and convey, and Purchaser agrees to purchase and accept, at the Closing (defined in Section 2.5): (a) the fee title to the Real Property by way of the Deed (defined in Section 8.1.1), to be executed and delivered by Seller and which shall be subject to the Permitted Exceptions (defined in Section 3.4), including the Ballfield Lease (as defined in Section 3.4.6); and (b) the remainder of the Property, by way of one or more other instruments of conveyance.

2.            PURCHASE PRICE AND PAYMENT.

2.1.         Purchase Price. The purchase price for the Property (the “Purchase Price”) is Five Million Two Hundred Thousand and 00/100 Dollars ($5,200,000.00), subject to adjustment as detailed herein.

2.2.         Deposit.

2.2.1.          Initial Deposit. Purchaser shall deposit with Seller the sum in cash of Five Hundred Twenty Thousand and 00/100 Dollars ($520,000.00) (the “Deposit”) upon execution of this Agreement by the Attorney General of the State of Connecticut. Payment will be made in accordance with the wire instructions set forth on Schedule 2.2.

2.2.2.          Maintenance of Deposit. The Deposit shall operate as a credit against the Purchase Price at Closing. The Deposit is nonrefundable, except as otherwise expressly provided in this Agreement.

2.3.         Balance of Purchase Price. At Closing, Purchaser shall pay in cash the balance of the Purchase Price.

2.4.         Payment. Purchaser shall pay to Seller the Purchase Price on the Closing Date by wiring such amount in cash to Seller. The Purchase Price shall also be subject to further adjustments for prorations and credits required to be made in accordance with Section 7, below.

2.5.         Closing. The purchase and sale of the Property shall be consummated at closing (the “Closing”) on a date mutually satisfactory to Purchaser and Seller (the “Closing Date”), which shall be not more than thirty (30) days after satisfaction of the conditions described in Sections 6.3.1, 6.3.2 and 6.3.3; provided that Purchaser shall have the right to postpone the Closing Date by up to fifteen (15) days on written request delivered no later than five (5) days prior to the scheduled Closing Date. Closing shall occur at 10:00 a.m. (Eastern), on the Closing Date at the offices of Shipman & Goodwin LLP, One Constitution Plaza, Hartford, Connecticut 06103, or at such other time and place as may be agreed to in writing by Seller and Purchaser. Alternatively, Closing may occur through an escrow closing conducted by a title insurance company reasonably acceptable to Seller and Purchaser acting as an escrow agent (the “Escrow Agent”). Seller and Purchaser may jointly or severally enter into one or more closing instruction letters that set forth each party's conditions of Closing (each, an “Escrow Instruction Letter”), which Escrow Instruction Letters shall not be inconsistent with the provisions of this Agreement. Upon satisfaction or completion of all Closing conditions and deliveries, Escrow Agent shall deliver the Closing documents to the appropriate parties, record the Deed and any other applicable recordable documents, and make disbursements according to the Settlement Statement (defined in Section 8.1.7).

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3.            ACCESS; DOCUMENT REVIEW.

3.1.         Access to the Property. Purchaser acknowledges and agrees that the Purchase Price is based upon its obligation to purchase of the Property without conditions or contingencies (except those set forth in Section 6.1). Purchaser further acknowledges and agrees that it is satisfied with the condition of the Property, and that its obligation to purchase the Property pursuant to this Agreement is not subject to any contingency relating to inspection of or due diligence regarding the Property, the physical or other condition of the Property (including, without limitation, the environmental condition of the Property), the Purchaser's intended use of the Property, or the availability of any permits, consents or other approvals of any local, state, federal or other governmental authority that may be required for the use, development and/or occupancy of the Property, including any specific use intended by Purchaser.

3.1.1.          Seller shall permit Purchaser and Purchaser's agents and representatives access to the Property prior to Closing to engage in activities which are related to Purchaser's intended use and development of the Property. Before Purchaser and/or any of its agents or representatives enter the Property, Purchaser shall give Seller two (2) business days' advance written notice to:

Robert Sitkowski

Attorney

University of Connecticut – Office of the General Counsel

Budds Building

343 Mansfield Road, Unit 1177

Storrs, Connecticut 06269-1177

email: Robert.sitkowski@uconn.edu

telephone: (860) 486-3396

3.1.2.          At Seller's option, a representative of Seller may accompany Purchaser and/or Purchaser's agent or representative. Purchaser agrees to be solely responsible for its conduct and the conduct of Purchaser's agents and representatives on and adjacent to the Property and shall assume and pay for all expenses incurred in connection therewith. At all times during the presence of Purchaser or Purchaser's representatives on the Property, Purchaser agrees that Purchaser will not allow, and Purchaser's representatives will not conduct any environmental or other investigation involving soil borings or monitoring wells, or otherwise disturb the Property. If Purchaser causes any such disturbance, Purchaser agrees to return the Property to substantially the same condition existing before entry and/ or occupation by Purchaser's representatives. Purchaser shall schedule access to minimize interference with Seller's operations.

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3.1.3.          Purchaser shall be responsible for any and all costs, penalties, fines, losses, claims, liabilities and expenses (the “Costs”) arising from or in connection with its access to the Property. Purchaser shall indemnify and hold harmless Seller from any and all Costs incurred by Seller in connection with the same. The Purchaser's obligations under this Section 3.1 shall survive termination of this Agreement or the Closing, as applicable.

3.1.4.          Purchaser shall, at its sole expense, keep and maintain a policy of commercial general liability insurance that insures against all Costs arising from access to the Property and covers Purchaser's responsibilities set forth in this Section 3.1. This insurance policy shall name Seller and the University of Connecticut as additional insureds and afford protection in limits of not less than Three Million Dollars ($3,000,000.00) for bodily injury or death in any one accident, and not less than Three Million Dollars ($3,000,000.00) for property damage. All insurance shall be effected under standard form policies, issued by insurers of recognized responsibility authorized to do business in the State of Connecticut and having a national rating of A-VII or better. Prior to Purchaser or its agents' or representatives' access to the Property, Purchaser shall deliver to Seller certificates of such insurance coverage naming Seller and the University of Connecticut as additional insureds and, not less than thirty (30) days before the expiration of any such insurance policy, a certificate of the renewal of coverage accompanied by evidence reasonably satisfactory to Seller of payment of premiums therefor. In addition, the insurance shall be primary, non-contributing, and contain a waiver of subrogation in favor of Seller.

3.2.         Inspection of Documents. Within fifteen (15) days after the Effective Date, Seller shall deliver, or otherwise make available on a secure data site, to Purchaser copies of any reports, surveys, environmental reports and other similar items relating to the Land and Improvements (the “Property Documents”), to the extent such Property Documents are within Seller's actual possession or control, other than those Property Documents which Seller has already made available to Purchaser, either pursuant to a Non-Disclosure Agreement or on the public website https://updc.uconn.edu/westhartford/. The Property Documents shall be subject to the terms of Section 13.16. Notwithstanding the immediately prior sentence, Purchaser's obligation to purchase the Property pursuant to this Agreement is in no way subject to Purchaser's approval or acceptance of the Property Documents.

3.2.1.          Purchaser acknowledges, understands and agrees that the Property Documents may have been prepared by parties other than Seller and that Seller makes no representation or warranty whatsoever, express or implied, as to the completeness of the Property Documents. Purchaser specifically releases Seller from all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including without limitation attorney's fees whether suit is instituted or not), whether known or unknown, liquidated or contingent (collectively “Claims”) asserted against or incurred by Purchaser by reason of the information contained in, or that should have been contained in, the Property Documents. The provisions of this Section 3.2.1 shall survive Closing, or the early termination of this Agreement.

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3.3.         Title Commitment.

3.3.1.          Attached to this Agreement as Schedule 3.4 is a commitment from First American Title Insurance Company (the “Title Company”), dated as of May 24, 2018, for title insurance (the “Title Commitment”) setting forth the status of title to the Real Property as of such date and all exceptions which would appear in an owner's policy of title insurance, specifying the Purchaser as the named insured and showing the Purchase Price as the policy amount. Purchaser agrees that it is prepared to accept title at Closing subject to all exceptions to title set forth in the Title Commitment and to all other Permitted Exceptions, and it hereby waives any right to object thereto.

3.3.2.          Purchaser shall have five (5) business days after receipt of any updates to the Title Commitment (including receipt of any documents referenced in such update) to object in writing to any material matters disclosed therein which arose since the date of the original Title Commitment. If Purchaser so objects, Seller shall have until 5:00 p.m. (Eastern) on the tenth (l0th) business day after receiving notice of such objection to agree in writing to cure before Closing such disapproved item. If Seller elects not to cure, or fails to timely respond to Purchaser's objections, Seller shall be deemed to have elected not to cure, in which event Purchaser shall, on or before 5:00 p.m. (Eastern) on the fifteenth (15th) day after Seller's receipt of such objection, either (i) terminate this Agreement by delivering to Seller, a written notice of termination, or (ii) waive in writing its objection to the items, which shall then become Permitted Exceptions. Purchaser's failure to timely deliver to Seller a written notice of termination or waiver of its objection to the items shall be deemed to constitute Purchaser's waiver of its objection to said items and such items shall become Permitted Exceptions. If the foregoing periods extend beyond the scheduled Closing Date, the Closing Date shall be postponed until the third (3rd) business day after the completion of such periods. If Purchaser terminates this Agreement pursuant to this Section 3.3.2, the Seller shall promptly return the Deposit to Purchaser and the parties' rights and obligations hereunder shall terminate, except those that expressly survive termination.

3.4.         Permitted Exceptions. Purchaser shall accept title to the Property, subject to the following exceptions (the “Permitted Exceptions”).

3.4.1.          Those matters which are of record on the date of the Title Commitment.

3.4.2.          The lien of non-delinquent taxes, assessments and other usual and customary charges assessed against the owners of real property in Connecticut.

3.4.3.          Sewer use charges not yet due and payable.

3.4.4.          Water use charges not yet due and payable.

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3.4.5.          All building and zoning laws, codes and regulations affecting the Property, including all special exceptions, conditions, site plan approvals, and other similar matters, if any, relating to the zoning of the Property.

3.4.6.          That certain Lease by and between Seller and the Town, dated July 20, 2005, as amended by Amendment to Lease, dated September 14, 2011, and further amended by Second Amendment to Lease, dated June 29, 2015 (the “Ballfield Lease”).

3.4.7.          Such matters as would be shown by an accurate survey or personal inspection of the Real Property.

3.4.8.          Rights of others in and to all rights appurtenant to the Property.

3.5.         Contracts.

3.5.1.          As used herein, the term “Fence Contract” shall mean the contract for installation, use and removal of certain fencing on the Real Property, which Fence Contract is attached as Schedule 3.5 attached hereto. The term of the Fence Contract is for twelve (12) months and commenced on April 20, 2018. The payment obligations under the Fence Contract will be allocated between Seller and Purchaser as follows: Seller shall be responsible for a percentage of such obligations equal to a fraction, the numerator of which is the number of days from the date of the Fence Contract to, but not including, the Closing Date and the denominator of which is 360; and Purchaser shall be responsible for a percentage of such obligations equal to a fraction, the numerator of which is the number of days from and including the Closing Date to and including the last day of the scheduled term of the Fence Contract and the denominator of which is 360. Seller shall perform its obligations under the Fence Contract until the Closing Date. Purchaser agrees, at Closing, to assume the Fence Contract and be responsible for any obligations arising under the Fence Contract on or after the Closing Date.

3.5.2.          Seller shall not enter into any new contracts relating to the Property without the written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed, unless the same are terminable upon thirty (30) days' prior written notice and without penalty.

3.5.3.          Seller agrees that, as of Closing, there will be no contracts to which it is a party which relate to the Property other than the Fence Contract, the Ballfield Lease, the Permitted Exceptions, and any contract entered into in accordance with Section 3.5.2.

3.6          Town of West Hartford Right of First Refusal. It is Seller's position that Connecticut General Statutes Section 3-14b does not apply to a sale of the Property. Nevertheless, Seller may elect to proceed as if such statute does apply, in which case Seller will notify the Town that Seller proposes to sell the Property upon terms different from those offered to the Town and that the Town has the right to purchase the Property on such terms (the “Town RFR”). If Seller so elects, the parties agree to collaborate in good faith to provide promptly notice to the Town (the “Town RFR Period”) for the Town to make a decision and to encourage the Town to decide whether or not to exercise its rights under the Town RFR as soon as possible. The Town RFR Period will expire upon the earlier of (i) the expiration of the forty-five (45) day period for the Town to give written notice of its desire to purchase the Property, without the Town giving such notice and (ii) receipt by Seller of written notice from the Town of its decision not to purchase the Property. In the event the Town acquires the Property pursuant to its rights under this Section, the Deposit shall be returned to Purchaser and neither party shall have any further rights, duties, obligations or continuing liability to each other except to the extent expressly stated in any provision of this Agreement.

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4.            SELLER'S OBLIGATIONS PRIOR TO CLOSING. Until Closing, Seller and/ or Seller's agents or representatives shall:

4.1.         Insurance. Maintain the existing levels of insurance coverage with respect to the Property.

4.2.         Maintenance. Maintain the Property in its current condition (subject to casualty and normal wear and tear), the parties acknowledging that such condition reflects the fact that most of the Property has been vacant since summer 2017, and make repairs and/or replacements in the ordinary course of business in connection with any damage to the Property, and deliver the Property to Purchaser at Closing in the condition existing as of the Effective Date, normal wear and tear and damage by casualty excepted; provided, however, that Seller shall not be required to maintain the landscaping at the Property.

4.3.         Notices. Provide to Purchaser, promptly after receipt thereof, any and all written notices relating to the Property received by Seller or its agents or representatives from any governmental or quasi-governmental instrumentality, insurance company, or any other entity or party, which notices are of a type not normally received in the ordinary course of Seller's operations, or which would (i) have a material effect upon the Property or (ii) result in a material change in a representation or warranty made by Seller hereunder.

4.4.         Compliance with Agreements. Take all actions reasonably necessary to comply in all material respects with all agreements, covenants, encumbrances and obligations affecting or relating to the Property (to the extent valid and enforceable) and the ownership, operation and maintenance thereof. Without limiting the immediately prior sentence, Seller shall perform its obligations under the Fence Contract to the Closing Date, provided that the allocation between Seller and Purchaser for the payment obligations under the Fence Contract shall be as set forth in Section 3.5.1. Seller shall pay all utility bills, tax bills (if any) and other invoices and expenses relating to the Property for the period to the Closing Date, as and when the same become due, subject to Seller's right to contest any of the same in good faith and in compliance with applicable law. Seller's right to contest any utility bill, tax bill (if any), invoices or expenses shall not relieve Seller of its obligation to pay same if such contest does not result in elimination of such bill, invoice or expense.

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5.            REPRESENTATIONS.

5.1.         By Seller. Seller represents to Purchaser, as of the Effective Date and will affirm as of the Closing Date, that:

5.1.1.          The University of Connecticut is a constituent unit of the state system of public higher education of the State of Connecticut.

5.1.2.          Except as provided in Section 6.3, the execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Seller.

5.1.3.          Except as provided in Section 6.3, Seller has taken all requisite action and obtained, or will obtain prior to the Closing, all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Seller of its obligations hereunder. Subject to Section 6.3, this Agreement is, and all agreements, instruments and documents delivered by Seller pursuant to this Agreement shall be, duly authorized, executed and delivered by Seller. Subject to Section 6.3, this Agreement is, and all agreements, instruments and documents to be delivered by Seller pursuant to this Agreement shall be, valid and legally binding upon Seller and enforceable in accordance with their respective terms.

5.1.4.          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Seller is a party or by which Seller may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Seller or to the Property.

5.1.5.          No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or, to Seller's knowledge, contemplated by Seller.

5.1.6.          To Seller's knowledge, other than the SEH Notification and NOV (as defined in Section 11.2), there are no actions, suits, claims or other proceedings pending or contemplated or threatened against Seller that would adversely affect Seller's ability to perform its obligations when and as required under the terms of this Agreement or that would reasonably be expected to have a material adverse effect on the operation of the Property.

5.1.7.          To Seller's knowledge, Seller has not received written notice from any condemning authority of any pending or threatened condemnation action affecting any portion of the Property.

5.1.8.          Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act of 1980, as amended.

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5.1.9.          At Closing, there will be no mechanics' liens applicable to the Real Property, and Seller will provide (i) an affidavit at Closing that no work has been performed or material furnished and not paid for, for which a mechanic's lien can be filed, (ii) lien waivers from any parties with lien rights against the Real Property, (iii) an amount to be deposited with the Title Company sufficient to cover the cost thereof plus interest, or (iv) other evidence satisfactory to establish that no mechanics' liens may be filed against Seller's interest in the Real Property.

5.1.10.         Seller is not in default of its obligations under the Ballfield Lease or addenda thereto. Seller shall deliver to Purchaser at or prior to Closing all current reports or budgets, if any, in its possession with respect to the Ballfield Lease.

The representations of Seller set forth in this Section 5.1 shall Survive Closing for six (6) months.

5.2.         By Purchaser. Purchaser represents and warrants to Seller as of the Effective Date and will affirm as of the Closing Date that:

5.2.1.          Purchaser is a duly organized and validly existing corporation under the laws of Nevada, is duly qualified to transact business and in good standing in the State of Connecticut, and has full power to enter into this Agreement and to perform its obligations under this Agreement.

5.2.2.          Purchaser has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Purchaser of its obligations hereunder.

5.2.3.          This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, duly authorized, executed and delivered by Purchaser. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, valid and legally binding upon Purchaser and enforceable in accordance with their respective terms.

5.2.4.          Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Purchaser or to the Property.

5.2.5.          No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal, state or other bankruptcy law is pending against or, to the best of Purchaser's knowledge, contemplated by Purchaser.

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5.2.6.          There are no actions, suits, claims or other proceedings pending or, to the best of the Purchaser's knowledge, contemplated or threatened against Purchaser that could affect the Purchaser's ability to perform its obligations when and as required under the terms of this Agreement.

The representations and warranties of Purchaser in this Section 5.2 shall survive Closing for six (6) months.

5.3.         Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property, which would give rise to a claim for a real estate commission or other fee which is contingent on the transfer of the Property.

5.4.         Property Condition.

5.4.1.          Disclaimer. THE PROPERTY IS BEING SOLD “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AS OF CLOSING, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER IS NOT PURCHASING THE PROPERTY IN RELIANCE UPON ANY INFORMATION PROVIDED BY THE SELLER RELATED PARTIES (AS DEFINED IN SECTION 5.4.4) OR ANY OF THEIR AGENTS OR CONTRACTORS.

5.4.2.          Release of Claims. Without limiting the provisions of Section 5.4.1, Purchaser releases the Seller Related Parties from any and all Claims (whether known or unknown, and whether contingent or liquidated) arising from or related to (a) any defects, errors or omissions in the design or construction of the Property, whether the same are a result of negligence or otherwise, or (b) other conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise. The release set forth in this Section specifically includes any Claims under any Environmental Laws, or with respect to any environmental risk, including Claims relating to the environmental, health and safety matters more particularly described in, but not limited to, Section 11. The term “Environmental Laws”, as used herein, includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Clean Water Act (33 U.S.C. §§1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.), the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), and the Connecticut Transfer Act (Section 22a-134 et seq. of the Connecticut General Statutes), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Agreement.

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5.4.3.          Acknowledgment of Inspection. Purchaser acknowledges and agrees that (a) Purchaser and its consultants have visited the Property and Purchaser has knowingly agreed to purchase the Property without taking the opportunity to inspect further the Property and its operation, (b) if this transaction is consummated, Purchaser will be purchasing the Property pursuant to Purchaser's independent knowledge of the Property, and (c) Purchaser is relying upon its own determination of the value and condition of the Property and not on any information provided or to be provided by Seller. Purchaser is not relying in any way upon any representations (except those expressly provided in Section 5.1), statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters. Purchaser shall be provided access to the Property twenty-four (24) hours prior to the scheduled date of Closing to perform a walk-through of the Land and Improvements to ensure the Seller has complied with Section 4.2.

5.4.4.          RELEASE. PURCHASER HEREBY RELEASES THE UNIVERSITY OF CONNECTICUT, THE STATE OF CONNECTICUT AND ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES, AFFILIATES, OFFICERS, TRUSTEES, DIRECTORS OR EMPLOYEES, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (EACH OF THE FOREGOING, INCLUDING THE UNIVERSITY OF CONNECTICUT AND THE STATE OF CONNECTICUT, A “SELLER RELATED PARTY” AND COLLECTIVELY, THE “SELLER RELATED PARTIES”) FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN, ON OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY OTHER SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

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5.4.5.          SURVIVAL. THE ACKNOWLEDGEMENTS AND AGREEMENTS OF PURCHASER SET FORTH IN SECTIONS 5.3 AND 5.4 WILL SURVIVE THE CLOSING INDEFINITELY.

6.             CONDITIONS PRECEDENT TO CLOSING.

6.1.         Conditions for the Benefit of Purchaser. The obligation of Purchaser to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver by Purchaser of each of the following conditions precedent:

6.1.1.          The representations of Seller contained in this Agreement shall be true, complete and accurate in all material respects, on and as of the Effective Date and the Closing Date as if the same were made on and as of such dates.

6.1.2.          Seller shall have performed each and every obligation and covenant of Seller to be performed hereunder unless performance thereof is waived by Purchaser.

6.1.3           Satisfaction by Seller of the requirements of Section 4b-47 of the Connecticut General Statutes that does not result in any portion of the Property being set aside or subjected to the grant of an easement or restriction that would materially interfere with the use and enjoyment of the Property. In the event that any portion of the Property is set aside or subjected to a grant of an easement or restriction that would materially interfere with the use and enjoyment of the Property, Purchaser shall have the option to terminate the Agreement or proceed to Closing with no adjustment to the Purchase Price. If Purchaser terminates the Agreement pursuant to this Section 6.1.3, Seller shall return the Deposit to Purchaser and the parties' rights and obligations under this Agreement shall terminate, except for those that expressly survive termination.

6.2.         Waiver of Purchaser's Conditions. Purchaser shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by an authorized officer of Purchaser.

6.3.         Conditions for the Benefit of Seller. The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver by Seller of each of the following conditions precedent:

6.3.1.          Receipt by Seller of all necessary consents or waivers from the Town with respect to the Town RFR pursuant to Section 3.6. Purchaser acknowledges that if Seller provides notice to the Town as contemplated by Section 3.6, this Agreement is contingent on the expiration or waiver of the Town's RFR.

6.3.2.          Receipt by Seller of written acknowledgment(s) from the Town and the Connecticut Office of Policy and Management that Section 10a-109w of the Connecticut General Statutes has been complied with, such acknowledgement(s) to be in form(s) reasonably acceptable to Seller.

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6.3.3.          Satisfaction of the requirements of all applicable laws of the State of Connecticut to the sale of the Property, including, without limitation, Section 4b-47 of the Connecticut General Statutes, the Connecticut Environmental Policy Act (Sections 22a-1a through 22a-1h of the Connecticut General Statutes) (“CEPA”), and the approval of the Treasurer of the State of Connecticut pursuant to Section 4b-21(f) of the Connecticut General Statutes. With respect to compliance with CEPA, the parties acknowledge and agree that the transfer of the Property to Purchaser imposes no restrictions on Purchaser's use of the Property, that the future use of the Property is in the sole discretion of Purchaser, and that Seller therefore cannot determine the potential for significant environmental impacts on the State's land, water, air or other environmental resources.

6.3.4.          Approval of this Agreement by the Office of the Attorney General of the State of Connecticut.

6.3.5.          Approval or authorization of this Agreement by the Board of Trustees of the University of Connecticut.

6.3.6.          The representations and warranties of Purchaser contained in this Agreement shall be true, complete and accurate in all material respects on and as of the Effective Date and the Closing Date as if the same were made on and as of such dates.

6.3.7.          Purchaser shall have performed each and every obligation and covenant of Purchaser to be performed hereunder unless performance thereof is waived by Seller.

6.4.         Waiver of Seller's Conditions. Seller shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Seller unless it is in writing and executed by an authorized officer of Seller.

6.5.         Continuing Use. Purchaser acknowledges and agrees that Seller is continuing to occupy and use a portion of the Real Property consisting of the so-called IT Building and the parking area located behind the library building, and will need to continue to do so until at least September 30, 2018. Purchaser agrees that Seller may continue to occupy such areas, and shall have access rights across the Real Property to such areas, until September 30, 2018, without the payment of rent or other sums, provided that Seller shall continue to maintain its current liability insurance with respect to such use; provided, however, if Seller gives Purchaser at least thirty (30) days' prior written notice, Seller may extend its period of occupancy of such areas for up to an additional sixty (60) days (i.e., until November 29, 2018), without any obligation to pay rent, which continued use and occupancy by Seller shall not materially interfere with Purchaser's renovation of the Property. If Seller breaches its obligation to vacate the Property, Purchaser only may pursue a claim against the Seller pursuant to and in accordance with Chapter 53 of the Connecticut General Statutes.

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7.            CLOSING COSTS AND PRORATIONS.

7.1.         Purchaser's Costs. Purchaser shall pay at Closing the following costs of closing this transaction:

7.1.1.          All recording fees;

7.1.2.          All premiums, fees and costs associated with the issuance of any policy of title insurance by the Title Company;

7.1.3.          The fees and disbursements of Purchaser's counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction;

7.1.4.          Any and all costs and expenses in connection with obtaining financing for the purchase of the Property;

7.1.5.          Fifty percent (50%) of the amount of any fees and expenses of the Title Company with respect to acting as Escrow Agent;

7.1.6.          Any and all fees and other costs relating to the Remediation of Letter of Credit (as defined in Section 11.5); and

7.1.7           Any and all premiums, fees, and other costs relating to the Environmental Policy (as defined in Section 11.6).

7.2.         Seller's Costs. Seller shall pay at Closing the following costs of closing this transaction:

7.2.1.          Fifty percent (50%) of the amount of any fees and expenses of the Title Company with respect to acting as Escrow Agent;

7.2.2.          The fees and disbursements of Seller's counsel; and

7.2.3.          Real estate conveyance taxes (if any) in connection with the conveyance of the Property by Seller to Purchaser.

7.3.         Utility Deposits. Seller shall have the right to receive any and all deposits held on behalf of Seller by utility companies with respect to the Property.

7.4.         Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of the Closing Date in accordance with Connecticut practice, with Seller being responsible for Taxes (if any) payable during Seller's period of ownership and Purchaser being responsible for Taxes payable from and after the Closing Date, and further in accordance with the uniform fiscal year method of adjustment.

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7.5.         Fence. The payment obligations under the Fence Contract shall be prorated as of the Closing Date in accordance with Section 3.5.

7.6          In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom or ordinance in the jurisdiction in which the Property is located.

7.6.         Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 7 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property during its period of ownership and shall receive all income therefrom accruing through midnight of the day preceding the Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

8.            CLOSING AND ESCROW.

8.1.         Seller's Deliveries. Seller shall deliver at the Closing the following original documents, each executed and, if required, acknowledged:

8.1.1.          A quitclaim deed conveying title to Purchaser of the Real Property, subject only to the Permitted Exceptions (the “Deed”), in the form attached hereto as Schedule 8.1.1.

8.1.2.          An assignment of the Ballfield Lease and the Fence Contract to Purchaser by way of an assignment and assumption agreement (the “Assignment and Assumption Agreement”), conveying to Purchaser all of Seller's rights, title and interest in and to the Ballfield Lease and the Fence Contract.

8.1.3.          An affidavit pursuant to the Foreign Investment in Real Property Tax Act.

8.1.4.          A certificate from the Executive Secretary of Seller's Board of Trustees certifying the Board's approval of the sale of the Property to Purchaser in accordance with this Agreement, and evidence of any other State of Connecticut approvals needed for the sale.

8.1.5.          Appropriate evidence of authority, capacity and status of Seller as reasonably required by the Title Company.

8.1.6.          An owner's affidavit, in form reasonably acceptable to Seller and the Title Company and sufficient for the Title Company to delete any exceptions for (a) mechanics' or materialmen's liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only (including Seller under Section 6.5), and (c) matters not shown in the public records.

8.1.7.          A settlement statement (the “Settlement Statement”).

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8.1.8.          An escrow instruction letter.

8.1.9.          Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.2.         Purchaser's Deliveries. At the Closing, Purchaser shall execute (except for the Remediation Letter of Credit (as defined in Section 11.5) and the Environmental Policy) and deliver the following:

8.2.1.          The Assignment and Assumption Agreement, pursuant to which Purchaser assumes the Ballfield Lease and the Fence Contract.

8.2.2.          Evidence of Purchaser's authority, and the authority of the person executing any documents at Closing on behalf of Purchaser, acceptable to Seller and the Title Company, to enter into the transactions contemplated by this Agreement.

8.2.3.          The Settlement Statement.

8.2.4.          An escrow instruction letter.

8.2.5.          The Remediation Letter of Credit.

8.2.6.          The Environmental Policy, together with payment in full of all premiums therefor.

8.2.7.          Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.3.         Possession. Purchaser shall be entitled to possession of the Property at the conclusion of the Closing (subject to Section 6.5).

9.            CASUALTY.

If at any time on or prior to the Closing Date any material portion of the Improvements are destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give written notice thereof to Purchaser. In the event of destruction or damage to a material portion of any of the Improvements on the Property, Purchaser shall have thirty (30) days from receipt of notice of such occurrence to notify Seller in writing of its intent to terminate this Agreement. Upon termination pursuant to this provision Seller shall promptly refund the Deposit to Purchaser and the parties shall be relieved of further obligation hereunder, except those that expressly survive termination of such damage or destruction. In the event of such damage or destruction where Purchaser does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and the parties shall proceed to Closing without any adjustment in the Purchase Price. All insurance proceeds shall be paid to an escrow agent reasonably acceptable to Seller and Purchaser, who shall hold the insurance proceeds until such time as Purchaser shall present reasonable evidence to Seller as to whether Purchaser wishes to restore or demolish the damaged Improvements. If Purchaser elects to restore the Improvements, then the insurance proceeds shall be released to Purchaser for such purpose, and Purchaser shall proceed to the restoration of the Improvements. In the event that not all the insurance proceeds are required for such restoration, then, upon completion of the restoration, the excess proceeds shall be payable to Seller. If the Purchaser elects to demolish all or any portion of the Improvements, the insurance proceeds shall be released to Purchaser to the extent necessary for such demolition and the balance of the insurance proceeds shall be paid to Seller. This Section shall survive Closing.

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10.         FAILURE OF CONDITIONS PRECEDENT; DEFAULT AND REMEDIES.

10.1.       Failure of Conditions Precedent. If any of the conditions precedent stated in Article 6 have not occurred or been satisfied on or before the Closing Date, Purchaser or Seller, as applicable, may: (a) terminate this Agreement by written notice to the appropriate party on or before the Closing Date, in which event the appropriate party shall be entitled to receive the Deposit, or (b) to waive such conditions precedent and proceed to Closing; provided that if the failure to satisfy a condition arises from a default by a party hereto, the other party may pursue its rights under Section 10.2 or 10.3, as applicable.

10.2.       Purchaser Default. If Purchaser is in default of its obligation to timely purchase the Property, then Seller shall have the option, in its sole discretion, to terminate this Agreement by giving notice of such termination to Purchaser and the Title Company and receive the Deposit as liquidated damages. In the event Seller terminates pursuant to this Section 10.2, Purchaser agrees that the retention of the Deposit by Seller represents a reasonable estimation as of the Effective Date of Seller's damages in the event of Purchaser's default hereunder, that actual damages would be impracticable or extremely difficult to ascertain, and that the provision for liquidated damages hereunder does not constitute a penalty. The parties acknowledge that these damages have been specifically negotiated between themselves and are, among other things, to compensate Seller for taking the Property off the market, for Seller's costs and expenses associated with this Agreement and for Seller's lost opportunity costs. Purchaser hereby waives the rights and benefits of any law, rule, regulation, or order now or hereafter existing that would allow Purchaser to claim a refund of the Deposit as unearned earnest money, a penalty, or for any other reason.

10.3.       Seller Default. In the event Seller shall: (a) fail to sell, transfer and assign the Property to Purchaser in violation of the terms of this Agreement, (b) fail to perform any other material obligation of Seller hereunder, or (c) intentionally breach any representation made by Seller under this Agreement, which breach is not cured by the Closing Date, Purchaser shall, as its sole and exclusive remedy, be entitled to either: (1) declare this Agreement to be null and void and demand in writing and receive the return of the Deposit whereupon, neither party shall have any further rights, duties or obligations hereunder except as otherwise provided herein; or (2) pursue a claim against the Seller pursuant to and in accordance with Chapter 53 of the Connecticut General Statutes. Purchaser specifically waives any and all right to consequential or punitive damages.

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10.3.1.        Waiver of Default. If the Purchaser does not duly notify Seller of the default, or does not give Seller a written notice of termination hereunder, then (i) the default shall be treated as waived by the Purchaser and (ii) at Closing, Purchaser shall accept the Property subject to the default without any reduction in the Purchase Price and without any Claims against Seller on account of the default.

10.4.       Termination. Upon any termination of this Agreement pursuant to any right of a party to terminate set forth in this Agreement, (a) the Deposit shall be paid over to the party entitled to the same, (b) all documents shall be returned by each party to the other party that delivered the same, and (c) all copies of all Property Documents provided to Purchaser by Seller shall be returned to Seller, whereupon the parties will have no continuing liability to each other except to the extent expressly stated in any provision of this Agreement.

11.          POST-CLOSING PURCHASER OBLIGATIONS

11.1.       Definitions. For purposes of this Section 11, the following definitions shall apply:

(i)          “Compliance Completion Event” means receipt by Purchaser and delivery to Seller of written confirmation, reasonably satisfactory to Seller, by both the Connecticut Department of Energy and Environmental Protection (“DEEP”) and the United States Environmental Protection Agency (“EPA”) approving the completion of the Site Remediation Measures. Notwithstanding the foregoing, in the event that, despite commercially reasonable efforts, Purchaser is not able to obtain from EPA and/or DEEP such written confirmation approving the completion of the Site Remediation Measures, Purchaser may deliver to Seller a written opinion prepared by an Environmental Professional licensed under Section 22a-133v of the Connecticut General Statutes (or successor thereto) (a “Licensed Environmental Professional”) reasonably acceptable to Seller that the Site Remediation Measures have been completed, upon which opinion Seller shall be legally entitled to rely on terms reasonably acceptable to Seller and at no cost to Seller. The delivery to Seller of such opinion shall constitute a Compliance Completion Event.

(ii)         “Environment” means soil, soil vapor, stream or pond sediment, surface water, groundwater and air, and any other environmental medium.

(iii)        “Environmental Conditions” means any Release of Hazardous Substances as described in the Property Documents, to the extent that such Release exceeds any applicable criterion set forth in the Connecticut Remediation Standard Regulations (Sections 22a-133k-1 through 22a-133k-3 ofthe Regulations of Connecticut State Agencies) (the “RSRs”), and/or any noncompliance with any applicable Environmental Law, including, but not limited to, the unauthorized use of, or leaching, migration or disposal of, PCBs in or from the Improvements. Environmental Conditions shall also include any such condition discovered after Closing.

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(iv)        “Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, hazardous materials, toxic materials, extremely hazardous substances, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum-based products, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), lead-based paint, radon, radioactive materials, flammables and explosives.

(v)         “Investigation and Compliance Costs” means all costs and expenses hereafter required to be incurred for (A) the performance of the Site Remediation Measures, and (B) the services of one or more environmental consultants, and such other contractors, consultants, engineers, suppliers and other professionals or entities (including attorneys) engaged to provide goods and services relating to the Site Remediation Measures.

(vi)        “Release” means any actual or threatened spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances into the Environment.

(vii)       “Site Remediation Measures” means all actions required to assess, investigate, contain, treat, monitor, clean-up, remove, remediate or in any other way address Environmental Conditions at the Property and render the Property compliant with applicable Environmental Laws, including, but not limited to the RSRs, to the extent the RSRs are applicable to such Environmental Conditions.

11.2.       Responsibility for Existing Environmental Conditions. Purchaser acknowledges that certain Environmental Conditions exist on the Property, including, without limitation, the presence of PCBs in certain of the Improvements and Land (the “PCB Conditions”), and that, in connection with the PCB Conditions, Seller, on or about March 10, 2017, filed with DEEP a Notification of Significant Environmental Hazard under Section 22a-6u of the Connecticut General Statutes (the “SEH Notification”) and, on February 23, 2017, DEEP issued to Seller Notice of Violation WSPCB017-001 (the “NOV”). Upon execution of this Agreement, Seller agrees that it will deliver all final sampling and analytic data assessment reports and regulatory submittals in its possession relating to the PCB Conditions, the SEH Notification and the NOV as part of the Property Documents. The parties agree that the Purchase Price and other conditions of this Agreement were established based upon the understanding that Purchaser will assume full responsibility for all Environmental Conditions at the Property, including the PCB Conditions, as of the Closing Date, and that Purchaser will diligently and in a timely manner complete the Site Remediation Measures to effect a Compliance Completion Event. Accordingly, from and after Closing, Purchaser shall assume all liabilities, duties and responsibilities imposed by or arising under applicable Environmental Laws with respect to the Property, including, but not limited to, (i) formally assuming responsibility to DEEP for compliance with and closure of the NOV and SEH Notification, and (ii) implementing the Site Remediation Measures. Purchaser shall promptly commence and diligently perform the Site Remediation Measures and any other obligations required by DEEP and/or EPA with respect to the Environmental Conditions, and shall be solely responsible for and pay all Investigation and Compliance Costs. Until a Compliance Completion Event has occurred, Purchaser shall provide to Seller on a quarterly basis, on the last business day of each calendar quarter, a report describing the status of Site Remediation Measures completed as of such date and identifying the aggregate Investigation and Compliance Costs incurred as of such date, in such reasonable detail as the parties shall agree. In addition, Purchaser will provide to Seller, promptly after delivery or receipt, as the case may be, copies of all communications with DEEP, EPA or any other federal, state or local governmental or regulatory authority relating to the Environmental Conditions at the Property, until such time as a Compliance Completion Event has occurred.

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11.3.       Transfer Act Obligations. The parties hereby agree that neither the Property nor Seller's business operations thereon is an “Establishment,” as said term is defined in the Connecticut Transfer Act, Sections 22a-134 through 22a-134c of the Connecticut General Statutes (“Transfer Act”). Notwithstanding the foregoing and without limiting the provisions of Section 11.2 or 11.4 hereof, if, at any time hereafter, DEEP determines that the Property or Seller's business operation thereon is/was an “Establishment” under the Transfer Act (or similarly characterized under any successor statute, regulation or rule adopted or promulgated after the Effective Date that supersedes or amends the Transfer Act or enforces obligations coextensive with those extant 1;1nder the Transfer Act) (a “DEEP Transfer Act Determination”), Purchaser shall execute any and all forms necessary to comply with the Transfer Act including, without limitation, a Form III (or similar form) as “Transferee” and as the “Certifying Party,” and an Environmental Condition Assessment Form (or similar form) prepared by a Licensed Environmental Professional, and shall file such forms as required by law and shall pay all fees and costs associated with such filing and the preparation thereof. Seller shall sign the Form III (or similar form) as “Transferor.” Purchaser shall be solely responsible for any and all environmental investigation, remediation and monitoring of the Property and compliance with the Transfer Act or any successor statute, regulation or rule adopted or promulgated after the Effective Date that supersedes or amends the Transfer Act or enforces obligations coextensive with those extant under the Transfer Act (Purchaser's obligations under this Section 11.3 and under the Transfer Act, collectively, the “Purchaser's Transfer Act Obligations”) and Seller shall have no liability to Purchaser whatsoever for any costs associated with the environmental investigation, remediation or monitoring of the Property. Notwithstanding anything to the contrary contained herein, nothing in this Section 11.3, shall be deemed to modify any representation, covenant or condition of Purchaser set forth in this Agreement, nor shall it be deemed a waiver by Seller of any right or remedy available to Seller under this Agreement.

11.4.       Indemnification. Purchaser covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold the Seller Related Parties (as defined in Section 5.4.4) harmless from and against any and all Losses (defined below) imposed upon or incurred by or asserted against the Seller Related Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:

(a) any current or any future presence of any Environmental Conditions in, on, above, under or migrating to or from the Property;

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(b) any activity by Purchaser, any affiliate, member, officer, employee, agent, representative, consultant or contractor of Purchaser (collectively, “Purchaser Parties”), or any tenant or other user of the Property, in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition, release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Substances at any time located in, under, on, above, under or migrating to or from the Property;

(c) any present or future non-compliance with or violations of any applicable Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon;

(d) the imposition, recording or filing or the threatened imposition, recording or filing of any environmental lien encumbering some or all of the Property;

(e) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement;

(t) any acts of Purchaser or any tenant or other user of the Property after Closing in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances;

(g) all Investigation and Compliance Costs;

(h) any DEEP Transfer Act Determination and/or the Purchaser Transfer Act Obligations; and

(i) without limiting clauses (a)-(h), all Losses attributable to, arising from or otherwise occurring in connection with the PCB Conditions and the remediation (or failure by Purchaser to remediate) thereof.

The term “Losses” includes any losses, damages, costs, fees, expenses, disbursements, claims, suits, judgments, awards, consequential damages, liabilities (including but not limited to strict liabilities), obligations, debts, fines, penalties, charges, costs of Site Remediation Measures and other environmental remediation (whether or not performed voluntarily), amounts paid in settlement, litigation costs, reasonable attorneys' fees, engineers' fees, environmental consultants' fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature. Notwithstanding anything to the contrary in this Section 11.4, Purchaser shall not be obligated to indemnify Seller or any Seller Related Parties for Losses arising from any intentional misconduct of Seller or any Seller Related Party, provided that nothing in this sentence shall limit Purchaser's indemnification obligations with respect to the PCB Conditions.

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11.5.       Remediation Letter of Credit. In order to ensure that Purchaser performs its obligations to remediate the Environmental Conditions and has sufficient resources to reimburse Seller for any amounts incurred by Seller in satisfaction of the deductibles or the self-insured retention under the Environmental Policy required under Section 11.6 hereof, Purchaser shall deliver to Seller at Closing (a) a letter of credit (the “Remediation Letter of Credit”) or (b) other financial assurance, in a form reasonably acceptable to Seller, of Purchaser's ability to fulfill and comply with its obligations under Section 11. The Remediation Letter of Credit shall remain in place until the later of (x) achievement of the Compliance Completion Event, or (y) expiration of the Environmental Policy. The Remediation Letter of Credit shall (i) be addressed to Seller, (ii) be in the amount equal to the lesser of (A) Eight Million and No/100 Dollars ($8,000,000.00) or (B) such amount as is provided in a written remediation plan, the form and substance of which is approved by Seller in its reasonable discretion, from a remediation contractor acceptable to Seller for the full remediation of all existing Environmental Conditions at the Property, (iii) be for an initial period of no less than 365 days, with an evergreen provision by which the Remediation Letter of Credit shall automatically renew for additional periods of 365 days unless the issuer thereof gives at least thirty (30) days' prior written notice to Seller and Purchaser that the Letter of Credit will terminate at the end of the current period, (iv) not be subject to any conditions to payment other than submission by Seller of a draw request (with a copy sent to Purchaser) stating (A) that Purchaser has defaulted on its obligation to diligently and in a timely manner complete the Site Remediation Measures and achieve a Compliance Completion Event, which default may, but not need be, evidenced by correspondence from, or an enforcement response by, either EPA or DEEP alleging that Purchaser (or Seller derivatively through the NOV or SEH Notification) has failed to comply with any applicable Environmental Law or plan submitted to or approved by EPA, DEEP or a Licensed Environmental Professional relative to the Environmental Conditions, or (B) that Purchaser has failed to promptly reimburse Seller for any amounts incurred by Seller in satisfaction of the deductibles or the self-insured retention under the Environmental Policy, or (C) that such letter of credit will be expiring within ten (10) days, and Purchaser has failed to replace such letter of credit with a comparable letter of credit reasonably acceptable to Seller. Notwithstanding the foregoing, except with respect to a draw under clause (C) of the immediately preceding sentence, Seller shall not submit a draw request to the issuer of the Remediation Letter of Credit until Seller has provided Purchaser a notice of default, and Purchaser has failed to cure such default within, as to a default described in clause (A) of the immediately preceding sentence, sixty (60) days, and, as to a default under clause (B) of the immediately preceding sentence, ten (10) days. In the event that the issuer of the Remediation Letter of Credit provides notice that such letter of credit will expire at the end of its current term, then Purchaser shall obtain and deliver to Seller a replacement letter of credit on terms comparable to the Remediation Letter of Credit and reasonably acceptable to Seller no later than fifteen (15) days prior to the date of such expiration. Any such replacement letter of credit shall be for a term no less than 365 days and shall contain an evergreen provision. Notwithstanding the foregoing, upon the achievement of the Compliance Completion Event, Purchaser may reduce the amount of the Remediation Letter of Credit to the amount of the deductibles or the self-insured retention, as applicable, under the Environmental Policy, as such amount is reasonably determined by Seller and Purchaser.

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11.6.      Environmental Insurance. The parties acknowledge and agree that, on or about the Closing Date, a site-specific environmental pollution legal liability (PLL) insurance policy will be bound in conjunction with the consummation of the transaction contemplated by this Agreement (the “Environmental Policy”) pursuant to the terms of this Section 11.6. At a minimum, the Environmental Policy will: (i) provide coverage for cleanup obligations and third party claims (e.g., bodily injury and property damage) resulting from unknown existing Environmental Conditions; (ii) identify the University of Connecticut as first named insured and the State of Connecticut as a named insured; (iii) have a term of at least five (5) years; (iv) provide limits of coverage and deductibles or self-insured retentions in amounts satisfactory to Seller in the exercise of its reasonable business judgement; and (v) be provided or issued by a solvent and responsible insurance company licensed to do business in the State of Connecticut. Seller shall provide Purchaser with the Environmental Policy for Purchaser's review and approval prior to the Closing Date, such approval not to be unreasonably withheld, conditioned, denied or delayed. The parties agree that Purchaser will be solely responsible for payment of the premium of the Environmental Policy, including any associated filing fees and taxes, up to a maximum amount of $250,000 (the “Premium Cap”), and that such payment shall be made by Purchaser at or prior to the Closing Date. Satisfaction of any deductibles or self-insured retention associated with the Environmental Policy shall be the responsibility of Purchaser, and shall be secured by the Remediation Letter of Credit. In the event that an Environmental Policy is not available at a cost equal to or less than the Premium Cap, and on satisfactory terms, Seller shall have the choice, in its sole discretion, to (i) waive the requirement of the Environmental Policy and proceed to Closing with no adjustment in the Purchase Price, (ii) pay the portion of the premium for the Environmental Policy above the Premium Cap and proceed to Closing with no adjustment to the Purchase Price, or (iii) terminate this Agreement, in which case the Deposit shall be returned to Purchaser. The parties agree that the failure of Purchaser to perform in accordance with the terms of this Section 11.6 would constitute a material breach of the terms of this Agreement.

11.7.       Survival. The parties agree that the terms of this Section 11 shall survive Closing indefinitely.

12.         NOTICES. Any notice required or permitted to be given hereunder may be served by a party or its attorney (on behalf of such party) and must be in writing and shall be deemed to be given when (a) hand delivered, (b) one (1) business day after pickup for overnight delivery by United Parcel Service or Federal Express, or another similar overnight express service, (c) transmitted by telecopy or facsimile, provided that confirmation of the receipt of same is noted upon transmission of same by the sender's telecopy machine, and a counterpart of such notice is also delivered pursuant to one of the two manners specified in Sections 12(a) or 12(b) above, or (d) transmitted by signed email attachment (e.g. “.pdf” or “.tif”) delivery of which shall be deemed given upon receipt by the intended recipient confirmed back to the transmitting party by either a “delivery receipt” or “read receipt”, provided that a counterpart of such notice is also delivered pursuant to one of the two manners specified in Sections 12(a) or 12(b) above, in each case addressed to the parties at their respective addresses set forth below:

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If to Seller:             The University of Connecticut
Office of the General Counsel
343 Mansfield Road, Unit 1177
Storrs, Connecticut 06269-1177
Attention: Richard F. Orr, Esq.
Telephone: (959) 200-3903
Email: richard.orr@uconn.edu

With copies to:       Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Attention: William G. Rock, Esq.
Telephone: (860) 251-5121
E-mail: wrock@goodwin.com

If to Purchaser:       Seven Stars Cloud Group, Inc.
55 Broadway, 19th Floor
New York, New York 10007
Attention: Richard Frankel, Esq.
Telephone: (646) 879-9164
Email: rfrankel@rmfcmc. com

With a copy to:       William Butler, Esq.
44 Church Street
West Haven, CT 06516
Telephone: (203) 932-6336 (ext. 12)
Email: wbutler@scctlaw. com

or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 12 to the other party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above, except as otherwise expressly provided in this Agreement.

13.          MISCELLANEOUS.

13.1.       Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties and approved by the Office of the Attorney General of the State of Connecticut. This Agreement supersedes in its entirety any other agreement (written or verbal) entered into by the parties with respect to the Property.

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13.2.       Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

13.3.       Assignability. Purchaser may not directly or indirectly assign or transfer any of its rights, obligations or interests under this Agreement to any person or entity without the prior written consent or approval of Seller; provided, however that Seller hereby consents to Purchaser's assignment of all of Purchaser's rights, obligations and interests under this Agreement to an entity which owned and controlled by Purchaser, so long as notice of such assignment and a copy of the related assignment documentation is provided not less than five (5) days prior to the Closing Date. Upon any such assignment or other transfer, Purchaser and such assignee or transferee shall be jointly and severally liable for the obligations of Purchaser under this Agreement, which liability shall survive the assignment or transfer and the Closing.

13.4.       Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

13.5.       No Public Disclosure. The parties acknowledge that' this Agreement shall not be effective until it is approved or authorized by the Board of Trustees of the University of Connecticut and approved by the Office of the Attorney General of the State of Connecticut. Purchaser and Seller agree that neither party will voluntarily disclose or issue a press release or other form of dissemination of information to the media about this Agreement until after the Agreement is effective. Once the Agreement is effective, the parties will collaborate in good faith on the timing and manner of disclosing the sale of the Property to the media. Purchaser will give Seller reasonable prior notice of all press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein, and Seller shall have an opportunity to comment on the same.

13.6.      Captions; Interpretation. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to “Section” are to sections of this Agreement.

13.7.       No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.

13.8.       RESERVED.

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13.9.       Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in portable document format (“.pdf”) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

13.10.     Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof with the Town Clerk of West Hartford or in any other public recording office.

13.11.     Proper Execution. This Agreement shall have no binding force and effect on either party unless and until both Purchaser and Seller shall have executed and delivered this Agreement and it has been reviewed and approved by the Attorney General of the State of Connecticut.

13.12.     Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

13.13.     Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (defined below), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” shall mean any day on which state offices in the State of Connecticut are not open for business.

13.14.     Limitation of Liability. No present or future partner, director, officer, member, shareholder, employee, advisor, affiliate, servicer or agent of or in Seller, Purchaser or any affiliate of any of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. The limitations of liability contained in this paragraph will survive the termination of this Agreement or the Closing, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to either party provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. In no event will Seller or Purchaser be liable for any consequential, exemplary or punitive damages under any circumstances in connection with this Agreement or the transaction contemplated hereby.

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13.15.     Prohibited Persons and Transactions. Purchaser represents and warrants that: (i) Purchaser is not a Prohibited Person (defined below); (ii) none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person; (iii) the funds or other assets Purchaser will transfer to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person; and (iv) the funds or other assets Purchaser will transfer to Seller under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7). “Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above. Purchaser agrees to indemnify, defend, and hold Seller and each Seller Related Party harmless from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing representations and warranties. The foregoing representations and related indemnification obligations shall survive Closing and any termination of this Agreement.

13.16.     Confidentiality. Except for Seller's disclosure to the Town, and subject to the immediately succeeding paragraphs and as required by law, the parties agree to keep all Confidential Information (defined below) confidential and not to disclose or reveal any Confidential Information to any person other than their respective representatives, and, in such case, only on a “need to know” basis. The parties shall undertake commercially reasonable efforts to safeguard and protect the confidentiality of any Confidential Information. Each party shall not disclose any Confidential Information to any of its representatives unless such representatives have been informed of the confidential nature of such information and have agreed to act in accordance with the terms and conditions of this Section 13.16. Except as otherwise provided herein, each party acknowledges and agrees that all negotiations regarding this Agreement and the transactions contemplated herein shall be treated as confidential.

13.16.1       Notwithstanding the immediately preceding paragraph, Purchaser acknowledges that all information, documentation and materials associated with this Agreement in the possession of the Seller, including documents received from Purchaser, are subject to the Connecticut Freedom of Information Act (“FOIA”). Under FOIA, if a member of the public requests documents in Seller's possession, Seller is required by law to disclose the documents, subject to certain exemptions. Any information submitted to Seller that Purchaser considers Confidential Information shall be clearly labeled “CONFIDENTIAL” when Purchaser submits the same to the Seller, but Seller provides no assurance whether any such submitted information shall be legally exempt from release pursuant to FOIA. Seller will use reasonable efforts not to disclose, and to notify Purchaser of any requests Seller receives to disclose, any information so marked that Seller deems to be exempt from public disclosure under FOIA. However, in the event of a request for such information, Purchaser, at its costs and expense, will be solely responsible for contesting the disclosure of such information pursuant to FOIA. Purchaser will be responsible for intervening in, and/or petitioning to be a party to (i) any appeal before the Connecticut Freedom of Information Commission as permitted by FOIA and the regulations promulgated thereunder, and (ii) any judicial proceedings. Seller may determine, in its sole discretion, whether or not to appear or participate in any hearing or proceeding.

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13.16.2       In the event that Purchaser receives any demand, order or other legal process compelling disclosure of Confidential Information concerning Seller or the Property, Purchaser shall promptly notify Seller in writing prior to making any disclosure in order to afford Seller the opportunity, at Seller's sole cost and expenses, to take legal action opposing such disclosure.

13.16.3       Disclosure by either Purchaser or Seller of any Confidential Information in any instance shall not relieve such party from its obligation to adhere to the confidentiality obligations imposed by this Agreement in all other instances and for all other purposes.

13.16.4       The term “Confidential Information” shall be deemed to include all information concerning Seller, Purchaser or the Property (whether obtained in connection with any Inspections, due diligence exercise or otherwise) which is furnished to Seller, Purchaser or any of their respective representatives, clients, directors, officers, employees, affiliates, brokers, principals, agents, and advisors (each, an “Interested Party”), by or on behalf of Purchaser or Seller, as the case may be, including any notes, analyses, compilations, studies, interpretations and other documents prepared by Seller, Purchaser or an Interested Party from the information furnished to it by Purchaser or Seller, as the case may be, together with any information gathered in connection with any investigation of the Property by Seller, Purchaser or any of their respective Interested Parties, provided that Confidential Information does not include information (i) which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) is lawfully obtained or obtainable from a source other than Seller, Purchaser or an Interested Party, provided such source is not known by the other party or its related Interested Parties to be bound by contract, law, or fiduciary obligation not to disclose such information, or (iii) information independently developed or prepared by Seller, Purchaser or an Interested Party.

13.16.5       This Section 13.16 shall survive Closing or the termination of this Agreement.

13.17.     Forum and Choice of Law. The parties deem the Agreement to have been made in the City of Hartford, State of Connecticut. The parties agree that it is fair and reasonable for the validity and construction of the Agreement to be, and it shall be, governed by the laws and court decisions of the State of Connecticut, without giving effect to its principles of conflicts of laws. To the extent that any immunities provided by Federal law or the laws of the State of Connecticut do not bar an action against the Seller, and to the extent that these courts are courts of competent jurisdiction, for the purpose of venue, the complaint shall be made returnable to the Judicial District of Hartford only or shall be brought in the United States District Court for the District of Connecticut only, and shall not be transferred to any other court, provided, however, that nothing in this Agreement constitutes a waiver or compromise of the sovereign immunity of the State of Connecticut. Purchaser waives any objection which it may now have or will have to the laying of venue of any claims in any forum and further irrevocably submits to such jurisdiction in any suit, action or proceeding.

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13.18      Sovereign Immunity. Purchaser acknowledges and agrees that nothing in this Agreement shall be construed as a modification, compromise or waiver by Seller of any rights or defenses of any immunities provided by Federal law or the laws of the State of Connecticut to the State of Connecticut or any of its agencies, instrumentalities, officers and employees, which they may have had, now have or will have with respect to all matters arising out of this Agreement. To the extent that this section conflicts with any other section, this section shall govern.

13.19.     Addenda. Attached to this Agreement as Schedule 13.19 are certain required State of Connecticut contract provisions, which are incorporated into and made a part of this Agreement as if fully set forth herein. Such contract provisions, as well as Section 13 generally, shall remain in effect for so long as any obligations under this Agreement remain to be performed, including, without limitation, under Section 11 hereof.

13.20.     Third Party Claims. Except as provided in Section 11 or Section 5.4, or as otherwise expressly provided in this Agreement, Purchaser has not agreed to take responsibility for third party claims against Seller, whether known or unknown, accruing (i) prior to Closing and arising from Seller's ownership and operation of the Property, or (ii) post-Closing with respect to Seller's occupancy and continuing use of a portion of the Property in accordance with Section 6.5 hereof. By way of example, Purchaser is not assuming responsibility for a slip and fall claim by a third party against Seller accruing prior to Closing. At Closing, Seller will provide Purchaser with a written list of any such third party claims that have been asserted or threatened in writing. Nothing in this Section 13.20 shall limit, reduce or modify any of Purchaser's obligations and agreements set forth in Section 11 or Section 5.4.

13.21      Economic Assistance and Collaboration. The parties acknowledge that Purchaser has sought economic assistance from various agencies or instrumentalities of the State of Connecticut in connection with establishing a business presence in the State. Purchaser and Seller have also discussed opportunities for collaboration in technology, engineering and other matters. The parties agree that the transfer of the Property pursuant to this Agreement is independent of, and in no way conditional upon, any such economic assistance or collaboration.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the date set forth above, to be effective as of the Effective Date.

SELLER:
THE STATE OF CONNECTICUT,
ACTING BY AND THROUGH
THE UNIVERSITY OF CONNECTICUT

By:	/s/ Scott A. Jordan
Name:	Scott A. Jordan
Title:	Executive Vice President for Administration and Chief Financial Officer

PURCHASER:
SEVEN STARS CLOUD GROUP, INC.

By:	/s/ Robert Benya
Name:	Robert Benya
Title:	President

APPROVED:

ATTORNEY GENERAL

OF THE STATE OF CONNECTICUT

By:
Name:
Title:
Date:

SCHEDULE 1.1.1

Real Property Description

All those certain pieces or parcels of land, together with the buildings and improvements thereon, situated in the Town of West Hartford, County ofHartford, and State of Connecticut, more particularly bounded and described as follows, to wit:

PARCEL 1:

SOUTHERLY:	by Asylum Avenue, 1303.30 feet;

WESTERLY:	by Lots Number 31, 30, 29, 28, 27, 26, 25, 24, 23, 22,21 and 20 on a Map on file in the Town Clerk's Office in said Town of West Hartford entitled “Map of Sunny Slope Property of Sunny Slope Inc. West Hartford, Conn. Scale 1" = 100' Nov. 1927 F.B. Chamberlin C.E.” 955.31 feet;

NORTHERLY:	by a portion of Lot 14 and all of Lots 15 and 16 on a Map on file in the Town Clerk's Office in said Town of West Hartford entitled “Property ofThomas Lawler, Inc. Lawler Road West Hartford, Conn. March 1951 Scale 1" = 100' P. Martelli Civil Eng’r.”, 237.30 feet;

WESTERLY AGAIN:	by Lot 16 on said Map entitled “Property ofThomas Lawler, Inc. Lawler Road West Hmiford, Conn. March 1951 Scale 1" = 100' P. Martelli Civil Eng’r.”, 157.74 feet;

NORTHERLY AGAIN:	by Lawler Road, 763.87 feet;

NORTH-EASTERLY:	by the curve connecting Lawler Road and Trout Brook Drive, 27.08 feet;

EASTERLY:	by Trout Brook Drive, 1389.33 feet;

SOUTH-EASTERLY:	by the curve connecting Trout Brook Drive and Asylum A venue, 31.42 feet.

PARCEL2:

SOUTHERLY:	by Asylum Avenue, 560.83 feet;

SOUTH-WESTERLY:	by the curve connecting Asylum A venue and Trout Brook Drive, 31.42 feet;

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WESTERLY:	by Trout Brook Drive, 1362.81 feet;

NORTH-WESTERLY:	by the curve connecting Trout Brook Drive and Lawler Road, 48.24 feet;

NORTHERLY:	by Lawler Road, 760.85 feet;

EASTERLY:	by Lot 12 on a Map on file in the Town Clerk's Office in said Town of West Hartford entitled “Corrected Map of Dryads Grove Section A West Hartford, Conn. property of Thomas Lawler, Inc. 1" = 40' Sept. 1943 Batchelor & Barker Eng'rs.” 144.3 7 feet;

NORTHERLY AGAIN:	by Lot 12 and a portion of Lot 10 on said Map entitled “Corrected Map of Dryads Grove Section A West Hartford, Conn. property of Thomas Lawler, Inc. 1" = 40' Sept. 1943 Batchelor & Barker Eng'rs.”, 124.54 feet;

EASTERLY AGAIN:	by land now or formerly of Saint Joseph College Corporation, 1443.47 feet.

All as shown on a Map to be filed in the Town Clerk's Office of said Town of West Hartford, Connecticut entitled “Property Proposed To Be Conveyed From Phoenix Mutual Life Ins. Co. to State of Connecticut Asylum Ave., Trout Brook Dr. & Lawler Rd. West Hartford Connecticut Scale 1” = 100' April 1961 F. Perry Close Civil Engineer”.

Less and excepting therefrom all that certain real property set forth in a Transfer of Custody and Control from the University of Connecticut to the Department of Environmental Protection, of the State of Connecticut dated December 9, 1980 and recorded March 11, 1981 in Volume 765 at Page 102 of the West Hartford Land Records.

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SCHEDULE 2.2

WIRE TRANSFER INSTRUCTIONS

Account Name:	State of Connecticut, Block Pending, Cash Management Division
Bank Name/Address:	Bank of America, Hartford, CT 06103
Account Number:	000054763
Routing and Transit Number for Wire payments (ABA): 026009593
Amount to Transfer	$520,000.00
Reference Line:	KFS Account: 4297250
Contact Person:	Kimberley Rourke, Acctg Office, University of CT
SWIFT/BIC:	BOFAUS3N
CHIPS:	0959

34

SCHEDULE 3.4

Title Insurance Commitment

35

Commitment	ALTA Commitment for Title Insurance ISSUED BY First American Title Insurance Company

COMMITMENT FOR TITLE INSURANCE

Issued By

FIRST AMERICAN TITLE INSURANCE COMPANY

NOTICE

IMPORTANT-READ CAREFULLY: THIS COMMITMENT IS AN OFFER TO ISSUE ONE OR MORE TITLE INSURANCE POLICIES. ALL CLAIMS OR REMEDIES SOUGHT AGAINST THE COMPANY INVOLVING THE CONTENT OF THIS COMMITMENT OR THE POLICY MUST BE BASED SOLELY IN CONTRACT.

THIS COMMITMENT IS NOT AN ABSTRACT OF TITLE, REPORT OF THE CONDITION OF TITLE, LEGAL OPINION, OPINION OF TITLE, OR OTHER REPRESENTATION OF THE STATUS OF TITLE. THE PROCEDURES USED BY THE COMPANY TO DETERMINE INSURABILITY OF THE TITLE, INCLUDING ANY SEARCH AND EXAMINATION, ARE PROPRIETARY TO THE COMPANY, WERE PERFORMED SOLELY FOR THE BENEFIT OF THE COMPANY, AND CREATE NO EXTRACONTRACTUAL LIABILITY TO ANY PERSON, INCLUDING A PROPOSED INSURED.

THE COMPANY’S OBLIGATION UNDER THIS COMMITMENT IS TO ISSUE A POLICY TO A PROPOSED INSURED IDENTIFIED IN SCHEDULE A IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THIS COMMITMENT. THE COMPANY HAS NO LIABILITY OR OBLIGATION INVOLVING THE CONTENT OF THIS COMMITMENT TO ANY OTHER PERSON.

COMMITMENT TO ISSUE POLICY

Subject to the Notice; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and the Commitment Conditions, First American Title Insurance Company, a Nebraska Corporation (the “Company”), commits to issue the Policy according to the terms and provisions of this Commitment. This Commitment is effective as of the Commitment Date shown in Schedule A for each Policy described in Schedule A, only when the Company has entered in Schedule A both the specified dollar amount as the Proposed Policy Amount and the name of the Proposed Insured.

If all of the Schedule B, Part I—Requirements have not been met within six months after the Commitment Date, this Commitment terminates and the Company’s liability and obligation end.

First American Title Insurance Company

/s/ Dennis J. Gilmore
Dennis J. Gilmore, President

/s/ Jeffrey S. Robinson
Jeffrey S. Robinson, Secretary

If this jacket was created electronically, it constitutes an original document

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030000 (1-31-17) Page 1 of 9	ALTA Commitment for Title Insurance (8-1-16)

COMMITMENT CONDITIONS

1.	DEFINITIONS

(a)	“Knowledge” or “Known”: Actual or imputed knowledge, but not constructive notice imparted by the Public Records.
(b)	“Land”: The land described in Schedule A and affixed improvements that by law constitute real property. The term “Land” does not include any property beyond the lines of the area described in Schedule A, nor any right, title, interest, estate, or easement in abutting streets, roads, avenues, alleys, lanes, ways, or waterways, but this does not modify or limit the extent that a right of access to and from the Land is to be insured by the Policy.
(c)	“Mortgage”: A mortgage, deed of trust, or other security instrument, including one evidenced by electronic means authorized by law.
(d)	“Policy”: Each contract of title insurance, in a form adopted by the American Land Title Association, issued or to be issued by the Company pursuant to this Commitment.
(e)	“Proposed Insured”: Each person identified in Schedule A as the Proposed Insured of each Policy to be issued pursuant to this Commitment.
(f)	“Proposed Policy Amount”: Each dollar amount specified in Schedule A as the Proposed Policy Amount of each Policy to be issued pursuant to this Commitment.
(g)	“Public Records”: Records established under state statutes at the Commitment Date for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without Knowledge.
(h)	“Title”: The estate or interest described in Schedule A.

2.	If all of the Schedule B, Part I—Requirements have not been met within the time period specified in the Commitment to Issue Policy, this Commitment terminates and the Company’s liability and obligation end.

3.	The Company’s liability and obligation is limited by and this Commitment is not valid without:

(a)	the Notice;
(b)	the Commitment to Issue Policy;
(c)	the Commitment Conditions;
(d)	Schedule A;
(e)	Schedule B, Part I—Requirements;
(f)	Schedule B, Part II—Exceptions; and
(g)	a counter-signature by the Company or its issuing agent that may be in electronic form.

4.	COMPANY’S RIGHT TO AMEND

The Company may amend this Commitment at any time. If the Company amends this Commitment to add a defect, lien, encumbrance, adverse claim, or other matter recorded in the Public Records prior to the Commitment Date, any liability of the Company is limited by Commitment Condition 5. The Company shall not be liable for any other amendment to this Commitment.

5.	LIMITATIONS OF LIABILITY

(a)	The Company’s liability under Commitment Condition 4 is limited to the Proposed Insured's actual expense incurred in the interval between the Company’s delivery to the Proposed Insured of the Commitment and the delivery of the amended Commitment, resulting from the Proposed Insured's good faith reliance to:
(i)	comply with the Schedule B, Part I—Requirements;
(ii)	eliminate, with the Company’s written consent, any Schedule B, Part II—Exceptions; or
(iii)	acquire the Title or create the Mortgage covered by this Commitment.

(b)	The Company shall not be liable under Commitment Condition 5(a) if the Proposed Insured requested the amendment or had Knowledge of the matter and did not notify the Company about it in writing.
(c)	The Company will only have liability under Commitment Condition 4 if the Proposed Insured would not have incurred the expense had the Commitment included the added matter when the Commitment was first delivered to the Proposed Insured.
(d)	The Company’s liability shall not exceed the lesser of the Proposed Insured's actual expense incurred in good faith and described in Commitment Conditions 5(a)(i) through 5(a)(iii) or the Proposed Policy Amount.
(e)	The Company shall not be liable for the content of the Transaction Identification Data, if any.
(f)	In no event shall the Company be obligated to issue the Policy referred to in this Commitment unless all of the Schedule B, Part I—Requirements have been met to the satisfaction of the Company.
(g)	In any event, the Company’s liability is limited by the terms and provisions of the Policy.

6.	LIABILITY OF THE COMPANY MUST BE BASED ON THIS COMMITMENT

(a)	Only a Proposed Insured identified in Schedule A, and no other person, may make a claim under this Commitment.
(b)	Any claim must be based in contract and must be restricted solely to the terms and provisions of this Commitment.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030000 (1-31-17) Page 2 of 9	ALTA Commitment for Title Insurance (8-1-16)

(c)	Until the Policy is issued, this Commitment, as last revised, is the exclusive and entire agreement between the parties with respect to the subject matter of this Commitment and supersedes all prior commitment negotiations, representations, and proposals of any kind, whether written or oral, express or implied, relating to the subject matter of this Commitment.
(d)	The deletion or modification of any Schedule B, Part II—Exception does not constitute an agreement or obligation to provide coverage beyond the terms and provisions of this Commitment or the Policy.
(e)	Any amendment or endorsement to this Commitment must be in writing and authenticated by a person authorized by the Company.
(f)	When the Policy is issued, all liability and obligation under this Commitment will end and the Company’s only liability will be under the Policy.

7.	IF THIS COMMITMENT HAS BEEN ISSUED BY AN ISSUING AGENT

The issuing agent is the Company’s agent only for the limited purpose of issuing title insurance commitments and policies. The issuing agent is not the Company’s agent for the purpose of providing closing or settlement services.

8.	PRO-FORMA POLICY

The Company may provide, at the request of a Proposed Insured, a pro-forma policy illustrating the coverage that the Company may provide. A pro-forma policy neither reflects the status of Title at the time that the pro-forma policy is delivered to a Proposed Insured, nor is it a commitment to insure.

9.	ARBITRATION

The Policy contains an arbitration clause. All arbitrable matters when the Proposed Policy Amount is $2,000,000 or less shall be arbitrated at the option of either the Company or the Proposed Insured as the exclusive remedy of the parties. A Proposed Insured may review a copy of the arbitration rules at http://www.alta.org/arbitration.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030000 (1-31-17) Page 3 of 9	ALTA Commitment for Title Insurance (8-1-16)

Schedule A	ALTA Commitment for Title Insurance ISSUED BY First American Title Insurance Company

Transaction Identification Data for reference only:

Issuing Agent: William A Butler, Esq.	Issuing Office:
ALTA® Universal ID:	Loan ID No.:
Commitment No.: CTHART4020367	Issuing Office File No.:

Property Address: 1800 Asylum Avenue (Parcel 1), 1700 Asylum Avenue (Parcel 2) West Hartford, CT

Revision No.:

SCHEDULE A

1.	Commitment Date: May 24, 2018 @ 8:00 a.m.

2.	Policy or Policies to be issued:

(a)	☐ ALTA® Owner's Policy of Title Insurance (6-17-06)

☐ EAGLE Owner's Policy (2-3-10)

Proposed Insured:

Proposed Policy Amount: $

(b)	☐ ALTA® Loan Policy of Title Insurance (6-17-06)

☐ EAGLE Loan Policy (7-26-10)

Proposed Insured:

Proposed Policy Amount: $

(c)	☐ ____ ALTA® ___ Policy

Proposed Insured:

Proposed Policy Amount: $

3.	The estate or interest in the Land described or referred to in this Commitment is Fee Simple. ___

4.	Title to the fee simple estate or interest in the Land is at the Commitment Date vested in:

STATE OF CONNECTICUT (Parcels 1 and 2)

5.	The Land is described as follows:

SEE SCHEDULE A, PROPERTY DESCRIPTION

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030009-A (5-18-17) Page 4 of 9	ALTA Commitment for Title Insurance (8-1-16) Connecticut – Schedule A

SCHEDULE A, PROPERTY DESCRIPTION

All those certain three parcels of land, together with the buildings and improvements thereon, situated in the Town of West Hartford Country of Hartford, and State of Connecticut, more particularly bounded and described as follows, to wit:

PARCEL 1: A certain piece or parcel of land bounded and described as follows, to wit:

SOUTHERLY	by Asylum Avenue, 1303.30 feet;

WESTERLY	by Lots Number 31, 30, 29, 28, 27, 26, 25, 24, 23, 22, 21 and 20 on a Map on file in the Town Clerk’s Office in said Town of West Hartford entitled “Map of Sunny Slope Property of Sunny Slope Inc. West Hartford, Conn. Scale 1”= 100’ Nov. 1927 F.B. Chamberlin C.E.” 955.31 feet;

NORTHERLY	by a portion of Lot 14 and all of Lots 15 and 16 on a Map on file in the Town Clerk’s office in said Town of West Hartford entitled “Property of Thomas Lawler, Inc. Lawler Road West Hartford, Conn. March 1951 Scale 1" = 100' P. Martelli Civil Eng’r”, 237.30 feet;

WESTERLY AGAIN	by Lot 16 on said Map entitled “Property of Thomas Lawler, Inc. Lawler Road West Hartford, Conn. March 1951 Scale 1" = 100' P. Martelli Civil Eng’r.,” 157.74 feet;

NORTHERLY AGAIN	by Lawler Road, 763.87 feet;

NORTHEASTERLY	by the curve connecting Lawler Road and Trout Brook Drive, 27.08 feet;

EASTERLY	by Trout Brook Drive, 1389.33 feet;

SOUTHEASTERLY	by the curve connecting Trout Brook Drive and Asylum Avenue, 31.42 feet;

PARCEL 2:	A certain piece or parcel of land bounded and described as follows, to wit:

Southerly by Asylum Avenue, 560.83 feet;

SOUTHWESTERLY	by the curve connecting Asylum Avenue and Trout Brook Drive, 31.42 feet;

WESTERLY	by Trout Brook Drive, 1362.81 feet;

NORTHWESTERLY	by the curve connecting Trout Brook Drive and Lawyer Road, 48.24 feet;

NORTHERLY	by Lawler Road, 760.85 feet;

EASTERLY	by Lot 12 on a Map on file in the Town Clerk’s Office in said Town of West Hartford entitled “Corrected Map of Dryads Grove Section A West Hartford, Conn. property of Thomas Lawler, Inc. 1” = 40’ Sept. 1943. Batchelor & Barker Eng’rs.” 144.37 feet;

NORTHERLY AGAIN	by Lot 12 and a portion of Lot 10 on said Map entitled “Corrected Map of Dryads Grove Section A West Hartford, Conn. property of Thomas Lawler, Inc. 1” = 40’ Sept. 1943 Batchelor & Barker Eng’rs.”, 124.54 feet;

EASTERLY AGAIN	by land now or formerly of SaintJoseph College Corporation, 1443.47 feet;

All as shown on a Map to the filed immediately prior hereto in the Town Clerk’s Office of said Town of West Hartford, Connecticut entitled “Property Proposed To Be Conveyed From Phoenix Mutual Life Ins. Co. to State of Connecticut Asylum Ave., Trout Brook Dr. & Lawler Rd. West Hartford Connecticut Scale 1” = 100’ April 1961 F. Perry Close Civil Engineer”.

Less and excepting therefrom all that certain real property set forth in a Transfer of Custody and Control from the University of Connecticut to the Department of Environmental Protection, of the State of Connecticut dated December 9, 1980 and recorded March 11, 1981 in Volume 765 at Page 102 of the West Hartford Land Records.

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030009-A (5-18-17) Page 5 of 9	ALTA Commitment for Title Insurance (8-1-16) Connecticut – Schedule A

ALTA Commitment for Title Insurance ISSUED BY First American Title Insurance Company

Schedule BI & BII

Commitment No.: HART4020367

SCHEDULE B, PART I

Requirements

All of the following Requirements must be met:

1.	The Proposed Insured must notify the Company in writing of the name of any party not referred to in this Commitment who will obtain an interest in the Land or who will make a loan on the Land. The Company may then make additional Requirements or Exceptions.

2.	Pay the agreed amount for the estate or interest to be insured.

3.	Pay the premiums, fees, and charges for the Policy to the Company.

4.	Documents satisfactory to the Company that convey the Title or create the Mortgage to be insured, or both, must be properly authorized, executed, delivered, and recorded in the Public Records

5.	The Seller/Borrower must execute the Company’s Owner's Affidavit

6.	If there is a current survey of the Land, the Seller/Borrower must complete the survey update portion of the Company’s Owner's Affidavit. The survey must be submitted, and any adverse matters shown on the survey must be excepted on Schedule B.

7.	If labor or materials have been supplied to the premises within the 90 days prior to and including the Date of Policy, or if labor and/or materials have been contracted for future construction or if any contractor has been hired for contemplated work, service or materials, the Company’s applicable affidavits, indemnities, subordinations and/or lien waiver forms must be fully completed and submitted prior to closing, all in accordance with the Company’s current underwriting standards and guidelines.

8.	If there are tenants or parties in possession other than recorded leases shown in Schedule B, rights of those tenants and parties in possession must be excepted on Schedule B.

9.	All municipal taxes, special tax district taxes, water and sewer use charges, and municipal and private association charges and/or assessments including common interest community common charges and special assessments must be paid current to date of policy.

10.	Authority documentation for the transaction and the entities involved as may be required by the Company.

11.	The matters set forth in the following exceptions must be paid and released of record at or prior to Date of Policy:

NONE.

12.	The following requirements must be met at or prior to the Date of Policy:

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030009-BI&BII (5-17-17) Page 7 of 9	ALTA Commitment for Title Insurance (8-1-16) Connecticut – Schedule BI & BII

ALTA Commitment for Title Insurance ISSUED BY First American Title Insurance Company

Schedule BI & BII

Commitment No.: HART4020367

SCHEDULE B, PART II

Exceptions

THIS COMMITMENT DOES NOT REPUBLISH ANY COVENANT, CONDITION, RESTRICTION, OR LIMITATION CONTAINED IN ANY DOCUMENT REFERRED TO IN THIS COMMITMENT TO THE EXTENT THAT THE SPECIFIC COVENANT, CONDITION, RESTRICTION, OR LIMITATION VIOLATES STATE OR FEDERAL LAW BASED ON RACE, COLOR, RELIGION, SEX, SEXUAL ORIENTATION, GENDER IDENTITY, HANDICAP, FAMILIAL STATUS, OR NATIONAL ORIGIN.

The Policy will not insure against loss or damage resulting from the terms and provisions of any lease or easement identified in Schedule A, and will include the following Exceptions unless cleared to the satisfaction of the Company:

1.	Any defect, lien, encumbrance, adverse claim, or other matter that appears for the first time in the Public Records or is created, attaches, or is disclosed between the Commitment Date and the date on which all of the Schedule B, Part I—Requirements are met.

2.	Rights or claims of parties other than the insured in actual possession or under unrecorded leases of any or all of the land.

3.	Easements or claims of easements not shown by the public records, encroachments, violations, variations or adverse circumstances affecting the Title that would be disclosed by an accurate survey of the Land.

4.	Any lien or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

5.	Liens for taxes and assessments which become due and payable subsequent to date of policy.

6.	Real Estate Taxes to the Town of West Hartford on the List of October 1, 2017, and thereafter. NOTE: The Property is currently tax exempt.

7.	Water and sewer use charges as may be due The Metropolitan District. Please call (860) 278-7850.

8.	Possible drainage rights if favor of Saint Joseph College Corporation as referenced in deed from Phoenix Mutual Life Insurance Company to the State of Connecticut dated June 27, 1961 and recorded in Volume 333 at Page 433 of the West Hartford Land Records. (Affects Parcel 2)

9.	Agreement by and between Phoenix Mutual Life Insurance Company and The Metropolitan District dated October 31, 1955 and recorded in Volume 285 at Page 144 of the West Hartford Land Records.

10.	Easement in favor of the Town of West Hartford dated September 11, 1990 and recorded in Volume 1532 at Page 59 of the West Hartford Land Records. (Affects Parcel 1)

11.	Right of Entry in favor of the Connecticut Department of Transportation and the Town of West Hartford dated April 6, 1990 and recorded in Volume 1544 at Page 277 of the West Hartford Land Records. (Affects Parcel 1)

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030009-BI&BII (5-17-17) Page 8 of 9	ALTA Commitment for Title Insurance (8-1-16) Connecticut – Schedule BI & BII

12.	Easement in favor of the Town of West Hartford dated July 9, 1991 and recorded in Volume 1622 at Page 134 of the West Hartford Land Records. (Affects Parcel 3)

13.	Connection Charge Agreement between the University of Connecticut and the Metropolitan District dated September 12, 2000 and recorded in Volume 2653 at Page 263 of the West Hartford Land Records. (Affects Parcel 1)

14.	Conditions of Special Use Permit granted by the West Hartford Town Plan and Zoning Commission dated July 17, 2006 and recorded in Volume 3975 at Page 201 of the West Hartford Land Records; as amended by Amendment dated and recorded March 24, 2009 in Volume 4377 at Page 363 of said Land Records; as amended by Amendment dated May 21, 2013 and recorded in Volume 4796 at Page 410 of said Land Records. (Affects Parcel 2)

15.	Electric Distribution Easement in favor of The Connecticut Light and Power Company dated December 13, 2011 and recorded in Volume 4637 at Page 201 of the West Hartford Land Records. (Affects Parcel 1)

16.	The following matters as shown on Map No. 1028 on file in the West Hartford Town Clerk's office:

a)	42” R.C. Pipe Storm Sewer (Affects Parcel 2);
b)	15” Cond. Outlet (Affects Parcel 2 ); and
c)	Trout Brook running through the premises (Affects Parcels 1 and 2

This page is only a part of a 2016 ALTA® Commitment for Title Insurance issued by First American Title Insurance Company. This Commitment is not valid without the Notice; the Commitment to Issue Policy; the Commitment Conditions; Schedule A; Schedule B, Part I—Requirements; Schedule B, Part II—Exceptions; and a counter-signature by the Company or its issuing agent that may be in electronic form.

Form 5030009-BI&BII (5-17-17) Page 9 of 9	ALTA Commitment for Title Insurance (8-1-16) Connecticut – Schedule BI & BII

SCHEDULE 3.5

Fence Contract

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Cornerstone Fence &Ornamental Gate, LLC 266 Reservoir Ave Meriden, CT 06451 US (203) 237-4283 sharon.cfllc@gmail.com www.cornerstonefence.info

INVOICE

BILL TO Katie Milardo Uconn Facilities Operation and Building Services 25 Ledoyt Road- Unit 3252 Storrs, CT 06269	INVOICE # DATE DUE DATE TERMS	76133 04/20/2018 04/20/2018 Due on receipt

SALES REP

SL

ACTIVITY	AMOUNT

DAS contract #13PSX0250

Includes the materials and labor necessary to install 3307 lineal feet of 6 foot high 11 1/2 gauge galvanized temporary fencing with driven posts every 10 feet according to revised plan and as discussed on site. Five -12 foot double swing gates with 3” posts set in concrete are included. The price is good for 12 months. If the fencing is needed beyond that time frame it would renew at the same cost. Removal is included. Cornerstone will mark the area out and contact CBYD. Work can be completed within 2 weeks ARO. Sincerely, Steve Litke

Fencing Non-taxable	18,975.00
3300 lineal feet of six foot high 11 1/2 gauge galvanized chain link with 2” posts every 10 feet @$5.75/ft

Fencing Non-taxable	4,000.00
5- 12-15 foot double swing gates with 3” posts @ $800.00 ea

Fencing Non-taxable	675.00
Compressor- 3 days at $225.00/day

Fencing Non-taxable	13,350.00
Labor 6 days 4 men @ $2,225.00/day

Signed:
Steven Litke
PO# 187966
WO# 180409-027998-003
JOB COMPLETED 4/20/18

Thank you for your business! BALANCE DUE	$37,000.00

SCHEDULE 8.1.1

Form of Quitclaim Deed

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SCHEDULE 8.1.1

Form of Quit Claim Deed

After recording, please return to:

_________________________

_________________________

_________________________

QUIT-CLAIM DEED

To All People to whom these Presents shall come, Greeting:

KNOW YE, that THE STATE OF CONNECTICUT, acting by and through _________________ (“Releasor”), for divers good causes and considerations thereunto moving, received to its full satisfaction of the SEVEN STARS CLOUD GROUP, INC., a Nevada corporation, having a business address of 55 Broadway, 19th Floor, New York, NY 10007 (“Releasee”), has remised, released, and forever quit-claimed and does by these presents, for itself and its successors and assigns, justly and absolutely remise, release and forever QUIT-CLAIM unto it, the said Releasee, its successors and assigns forever, all such right and title as it, the said Releasor, has or ought to have in or to that certain piece or parcel of land with the improvements thereon and appurtenances thereto located in the Town of West Hartford, County of Hartford and State of Connecticut, more particularly described in Schedule A attached hereto and made a part hereof.

TO HAVE AND TO HOLD the Premises unto it, the said Releasee, and to its successors and assigns, to the only use and behoof of it, its successors and assigns forever, so that neither it, the said Releasor, nor any person or persons in its name and behalf, shall or will hereafter claim or demand any right or title to the Premises or any part thereof, but they and every one of them shall by these presents be excluded and forever barred.

The premises are a portion of those conveyed to the State of Connecticut by virtue of a Deed from Phoenix Mutual Life Insurance Company, dated June 27, 1961, and recorded in Volume 333 at Page 433 of the West Hartford Land Records.

IN WITNESS WHEREOF, it, Releasor, has hereunto caused its name to be set this __ day of ____, __.

Signed, Sealed and Delivered
in the presence of:		THE STATE OF CONNECTICUT,
Acting by and through
The University of Connecticut

By:

Its
Duly Authorized

STATE OF CONNECTICUT	)
	): ss.	____________ _______, ______
COUNTY OF HARTFORD	)

Personally Appeared, _____________________________, __________________________ of THE UNIVERSITY OF CONNECTICUT, a constituent unit of the state system of public higher education of the State of Connecticut, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed as such __________________, and the free act and deed of said Releasor, before me.

Notary Public
My Commission Expires: _____________
Commissioner of the Superior Court

APPROVED:

ATTORNEY GENERAL

OF THE STATE OF CONNECTICUT

By:
Name:
Title:

SCHEDULE A

All those certain pieces or parcels of land, together with the buildings and improvements thereon, situated in the Town of West Hartford, County of Hartford, and State of Connecticut, more particularly bounded and described as follows, to wit:

PARCEL 1:

SOUTHERLY:	by Asylum Avenue, 1303.30 feet;

WESTERLY:	by Lots Number 31, 30, 29, 28, 27, 26, 25, 24, 23, 22,21 and 20 on a Map on file in the Town Clerk's Office in said Town of West Hartford entitled “Map of Sunny Slope Property of Sunny Slope Inc. West Hartford, Conn. Scale 1" = 100' Nov. 1927 F.B. Chamberlin C.E.” 955.31 feet;

NORTHERLY:	by a portion of Lot 14 and all of Lots 15 and 16 on a Map on file in the Town Clerk's Office in said Town of West Hartford entitled “Property of Thomas Lawler, Inc. Lawler Road West Hartford, Conn. March 1951 Scale 1" = 100' P. Martelli Civil Eng'r.”, 237.30 feet;

WESTERLY AGAIN:	by Lot 16 on said Map entitled “Property of Thomas Lawler, Inc. Lawler Road West Hartford, Conn. March 1951 Scale 1" = 100' P. Martelli Civil Eng'r.”, 157.74 feet;

NORTHERLY AGAIN:	by Lawler Road, 763.87 feet;

NORTH-EASTERLY:	by the curve connecting Lawler Road and Trout Brook Drive, 27.08 feet;

EASTERLY:	by Trout Brook Drive, 1389.33 feet;

SOUTH-EASTERLY:	by the curve connecting Trout Brook Drive and Asylum Avenue, 31.42 feet.

PARCEL 2:

SOUTHERLY:	by Asylum Avenue, 560.83 feet;

SOUTH-WESTERLY:	by the curve connecting Asylum Avenue and Trout Brook Drive, 31.42 feet;

WESTERLY:	by Trout Brook Drive, 1362.81 feet;

NORTH-WESTERLY:	by the curve connecting Trout Brook Drive and Lawler Road, 48.24 feet;

NORTHERLY:	by Lawler Road, 760.85 feet;

EASTERLY:	by Lot 12 on a Map on file in the Town Clerk's Office in said Town of West Hartford entitled “Corrected Map of Dryads Grove Section A West Hartford, Conn. property of Thomas Lawler, Inc. 1" = 40' Sept. 1943 Batchelor & Barker Eng'rs.” 144.37 feet;

NORTHERLY AGAIN:	by Lot 12 and a portion of Lot 10 on said Map entitled “Corrected Map of Dryads Grove Section A West Hartford, Conn. property of Thomas Lawler, Inc. 1" = 40' Sept. 1943 Batchelor & Barker Eng'rs.”, 124.54 feet;

EASTERLY AGAIN:	by land now or formerly of Saint Joseph College Corporation, 1443.47 feet.

All as shown on a Map to be filed in the Town Clerk's Office of said Town of West Hartford, Connecticut entitled “Property Proposed To Be Conveyed From Phoenix Mutual Life Ins. Co. to State of Connecticut Asylum Ave., Trout Brook Dr. & Lawler Rd. West Hartford Connecticut Scale 1” = 100' April1961 F. Perry Close Civil Engineer”.

Less and excepting therefrom all that certain real property set forth in a Transfer of Custody and Control from the University of Connecticut to the Department of Environmental Protection, of the State of Connecticut dated December 9, 1980 and recorded March 11, 1981 in Volume 765 at Page 102 of the West Hartford Land Records.

SCHEDULE 13.19

Required State of Connecticut Contract Provisions

Required Contract Provisions - State of Connecticut: References in this Schedule to “Contract” or “Agreement” shall mean this Purchase and Sale Agreement and references to “Contractor” shall mean Purchaser.

1.            Statutory Authority. Connecticut General Statutes §§ 4a-52a, 10a-104, 10a-108, 10a-109d (a)(5) and/or 10a-15lb, provide the University with authority to enter into contracts in the pursuit of its mission.

2.            Governing Law. See Section 13.17.

3.            Indemnification. See Section 11.4.

4.            Claims. The Contractor agrees that the sole and exclusive means for the presentation of any claim against the State of Connecticut or the University of Connecticut arising from this Agreement shall be in accordance with Chapter 53 of the Connecticut General Statutes (Claims Against the State) and the Contractor further agrees not to initiate any legal proceedings in any state or federal court in addition to, or in lieu of, said Chapter 53 proceedings.

5.            State Nondiscrimination Provisions.

1.          Nondiscrimination

(a)            For purposes of this Section, the following terms are defined as follows:

i.	“Commission” means the Commission on Human Rights and Opportunities;

ii.	“Contract” and “contract” include any extension or modification of the Contract or contract;

iii.	“Contractor” and “contractor” include any successors or assigns of the Contractor or contractor;

iv.	“Gender identity or expression” means a person's gender-related identity, appearance or behavior, whether or not that gender-related identity, appearance or behavior is different from that traditionally associated with the person's physiology or assigned sex at birth, which gender-related identity can be shown by providing evidence including, but not limited to, medical history, care or treatment of the gender-related identity, consistent and uniform assertion of the gender-related identity or any other evidence that the gender-related identity is sincerely held, part of a person's core identity or not being asserted for an improper purpose.

v.	“good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations;

38

vi.	“good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements;

vii.	“marital status” means being single, married as recognized by the State of Connecticut, widowed, separated or divorced;

viii.	“mental disability” means one or more mental disorders, as defined in the most recent edition of the American Psychiatric Association's “Diagnostic and Statistical Manual of Mental Disorders”, or a record of or regarding a person as having one or more such disorders;

ix.	“minority business enterprise” means any small contractor or supplier of materials fifty-one percent or more of the capital stock, if any, or assets of which is owned by a person or persons: (1) who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise, and (3) who are members of a minority, as such term is defined in subsection (a) of Conn. Gen. Stat. § 32-9n; and

x.	“public works contract” means any agreement between any individual, firm or corporation and the State or any political subdivision of the State other than a municipality for construction, rehabilitation, conversion, extension, demolition or repair of a public building, highway or other changes or improvements in real property, or which is financed in whole or in part by the State, including, but not limited to, matching expenditures, grants, loans, insurance or guarantees.

For purposes of this Section, the terms “Contract” and “contract” do not include a contract where each contractor is (1) a political subdivision of the state, including, but not limited to, a municipality, unless the contract is a municipal public works contract or quasi-public agency project contract, (2) any other state, including but not limited to any federally recognized Indian tribal governments, as defined in Conn. Gen. Stat. § 1-267, (3) the federal government, (4) a foreign government, or (5) an agency of a subdivision, agency, state or government described in the immediately preceding enumerated items (1), (2), (3), or (4).

(b)	(1) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut; and the Contractor further agrees to take affirmative action to insure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by the Contractor that such disability prevents performance of the work involved; (2) the Contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, to state that it is an “affirmative action equal opportunity employer” in accordance with regulations adopted by the Commission; (3) the Contractor agrees to provide each labor union or representative of workers with which the Contractor has a collective bargaining Agreement or other contract or understanding and each vendor with which the Contractor has a contract or understanding, a notice to be provided by the Commission, advising the labor union or workers' representative of the Contractor's commitments under this section and to post copies of the notice in conspicuous places available to employees and applicants for employment; (4) the Contractor agrees to comply with each provision of this Section and Conn. Gen. Stat. §§ 46a-68e and 46a-68f and with each regulation or relevant order issued by said Commission pursuant to Conn. Gen. Stat. §§ 46a-56, 46a-68e, 46a-68f and 46a-86; and (5) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor as relate to the provisions of this Section and Conn. Gen. Stat. § 46a-56. If the contract is a public works contract, municipal public works contract or contract for a quasi-public agency project, the Contractor agrees and warrants that he or she will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works or quasi-public agency projects.

39

(c)	Determination of the Contractor's good faith efforts shall include, but shall not be limited to, the following factors: The Contractor's employment and subcontracting policies, patterns and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the Commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.

(d)	The Contractor shall develop and maintain adequate documentation, in a manner prescribed by the Commission, of its good faith efforts.

(e)	The Contractor shall include the provisions of subsection (b) of this Section in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and in every subcontract entered into in order to fulfill any obligation of a municipal public works contract for a quasi-public agency project, and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. § 46a-56 as amended; provided if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission regarding a State contract, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(f)	The Contractor agrees to comply with the regulations referred to in this Section as they exist on the date of this Contract and as they may be adopted or amended from time to time during the term of this Contract and any amendments thereto.

40

(g)	(1) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or the State of Connecticut, and that employees are treated when employed without regard to their sexual orientation; (2) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining Agreement or other contract or understanding and each vendor with which such Contractor has a contract or understanding, a notice to be provided by the Commission on Human Rights and Opportunities advising the labor union or workers' representative of the Contractor's commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (3) the Contractor agrees to comply with each provision of this section and with each regulation or relevant order issued by said Commission pursuant to Conn. Gen. Stat. § 46a-56; and (4) the Contractor agrees to provide the Commission on Human Rights and Opportunities with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor which relate to the provisions of this Section and Conn. Gen. Stat. § 46a-56.

(h)	The Contractor shall include the provisions of the foregoing paragraph in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. § 46a-56 as amended; provided, if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission regarding a State contract, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

6.             State Executive Orders This Contract is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill, promulgated June 16, 1971, concerning labor employment practices, Executive Order No. Seventeen of Governor Thomas J. Meskill, promulgated February 15, 1973, concerning the listing of employment openings and Executive Order No. Sixteen of Governor John G. Rowland promulgated August 4, 1999, concerning violence in the workplace, all of which are incorporated into and are made a part of the Contract as if they had been fully set forth in it. The Contract may also be subject to Executive Order No. 14 of Governor M. Jodi Rell, promulgated April 17, 2006, concerning procurement of cleaning products and services and to Executive Order No. 49 of Governor Dannel P. Malloy, promulgated May 22, 2015, mandating disclosure of certain gifts to public employees and contributions to certain candidates for office. If Executive Order 14 and/or Executive Order 49 are applicable, they are deemed to be incorporated into and are made a part of the Contract as if they had been fully set forth in it. At the Contractor's request, the University of Connecticut or the Department of Administrative Services shall provide a copy of these orders to the Contractor.

7.	Insurance See Section 11.6.

41

8.	Termination for Convenience

INTENTIONALLY DELETED.

9.	Termination for Cause

See Section 10.2

10.           Force Majeure. If the performance of obligations under this Agreement are rendered impossible or hazardous or is otherwise prevented or impaired due to illness, accident, Act(s) of God, riots, strikes, labor difficulties, epidemics, earthquakes, and/or any other cause or event, similar or dissimilar, beyond the control of the Contractor, then each party's obligations to the other under this Agreement shall be excused and neither party shall have any liability to the other under or in connection with this Agreement.

11.          Power to Execute. The individual signing this Agreement on behalf of the Contractor certifies that s/he has full authority to execute the same on behalf of the Contractor and that this Agreement has been duly authorized, executed and delivered by the Contractor and is binding upon the Contractor in accordance with its terms.

12.          Entire Agreement and Amendment. This Agreement is the entire agreement between the Contractor and the University and supersedes and rescinds all prior agreements relating to the subject matter hereof. This Agreement may be amended only in writing signed by both the Contractor and the University. The Contractor indicates it has read and freely signed this Agreement, which shall take effect as a sealed instrument. The Contractor further certifies that the terms of this agreement are legally binding and its duly authorized representative has signed this agreement after having carefully read and understood the same.

13.	Whistleblowing

This Agreement may be subject to the provisions of Section 4-61dd of the Connecticut General Statutes. In accordance with this statute, if an officer, employee or appointing authority of the Purchaser takes or threatens to take any personnel action against any employee of Purchaser in retaliation for such employee’s disclosure of information to any employee of the contracting state or quasi-public agency or the Auditors of Public Accounts or the Attorney General under the provisions of subsection (a) of such statute, Purchaser shall be liable for a civil penalty of not more than five thousand dollars for each offense, up to a maximum of twenty per cent of the value of this Agreement. Each violation shall be a separate and distinct offense and in the case of a continuing violation, each calendar day’s continuance of the violation shall be deemed to be a separate and distinct offense. The State may request that the Attorney General bring a civil action in the Superior Court for the Judicial District of Hartford to seek imposition and recovery of such civil penalty. In accordance with subsection (f) of such statute, each large state contractor, as defined in the statute, shall post a notice of the provisions of the statute relating to large state contractors in a conspicuous place which is readily available for viewing by the employees of the Purchaser.

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14.           SEEC Campaign Contribution Restrictions (Required For Contracts $50,000 or More in a calendar year or a series with a value of $100,000 or more).

For all State contracts as defined in Public Act 10-01 having a value in a calendar year of $50,000 or more or a combination or series of such agreements or contracts having a value of $100,000 or more, the authorized signatory to this Agreement expressly acknowledges receipt of the State Elections Enforcement Commission's Notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principals of the contents of the Notice, referenced herein (or attached hereto as Exhibit A).

43

EXHIBIT A

CONNECTICUT STATE ELECTIONS ENFORCEMENT COMMISSION

EXHIBIT A - SEEC NOTICE

Rev. 1/11

NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION LIMITATIONS

This notice is provided under the authority of Connecticut General Statutes §9-612(g)(2), as amended by P.A. 10-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined on the reverse side of this page).

CAMPAIGN CONTRIBUTION AND SOLICITATION LIMITATIONS

No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee (which includes town committees).

In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

On and after January 1, 2011, no state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall knowingly solicit contributions from the state contractor's or prospective state contractor's employees or from a subcontractor or principals of the subcontractor on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

DUTY TO INFORM

State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.

PENAL TIES FOR VIOLATIONS

Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:

Civil penalties–Up to $2,000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of up to $2,000 or twice the amount of the prohibited contributions made by their principals.

Criminal penalties–Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or not more than $5,000 in fines, or both.

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CONTRACT CONSEQUENCES

In the case of a state contractor, contributions made or solicited in violation of the above prohibitions may result with the contract being voided.

In the case of a prospective state contractor, contributions made or solicited in violation of the above prohibitions shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

The State shall not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

Additional information may be found on the website of the State Elections Enforcement Commission, www.ct.gov/seec. Click on the link to “Lobbyist/Contractor Limitations.”

DEFINITIONS

“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty-first of the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person's capacity as a state or quasi-public agency employee.

“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi-public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi-public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a-100. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person's capacity as a state or quasi-public agency employee.

“Principal of a state contractor or prospective state contractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the state contractor or prospective state contractor.

“State contract” means an agreement or contract with the state or any state agency or any quasi-public agency, let through a procurement process or otherwise, having a value of fifty thousand dollars or more, or a combination or series of such agreements or contracts having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind, (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi-public agency that is exclusively federally funded, an education loan, a loan to an individual for other than commercial purposes or any agreement or contract between the state or any state agency and the United States Department of the Navy or the United States Department of Defense.

“State contract solicitation” means a request by a state agency or quasi-public agency, in whatever form issued, including, but not limited to, an invitation to bid, request for proposals, request for information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.

“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.

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“Dependent child” means a child residing in an individual's household who may legally be claimed as a dependent on the federal income tax of such individual.

“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund-raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contributions for transmission to any such committee or bundling contributions, (C) serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes; (ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.

“Subcontractor” means any person, business entity or nonprofit organization that contracts to perform part or all of the obligations of a state contractor's state contract. Such person, business entity or nonprofit organization shall be deemed to be a subcontractor until December thirty first of the year in which the subcontract terminates. “Subcontractor” does not include (i) a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or (ii) an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person's capacity as a state or quasi-public agency employee.

“Principal of a subcontractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a subcontractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a subcontractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a subcontractor, which is not a business entity, or if a subcontractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any subcontractor who has managerial or discretionary responsibilities with respect to a subcontract with a state contractor, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the subcontractor.

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REQUIRED SUPPORTING DOCUMENTATION

THAT MUST ACCOMPANY ALL STATE CONTRACTS

A.	CHRO Nondiscrimination Certification:

A Nondiscrimination Certification must be provided by all University contractors for all contracts/agreements with individuals, corporations and/or other entities, regardless of type, term, cost or value. A Certification is required for all original contracts/agreements, as well any subsequent amendments. Nondiscrimination Certifications must be signed prior to or simultaneous with the contract execution date by a contractor's authorized official and not necessarily the contract signatory.

The Nondiscrimination Certification forms may be found at:

http://www.ct.gov/opm/cwp/view .asp?a=2982&q =390928&opmNav GID = 1806

EXEMPTIONS - Pursuant to Public Act No. 09-158, Section 1(a)(5)(d), the entities listed below are exempt and, therefore, not required to submit a nondiscrimination certification form when entering into a contract with the State:

1.	political subdivisions of the State of Connecticut, including, but not limited to municipalities;
2.	quasi-public agencies, as defined in C.G.S. § 1-120;
3.	other states of the United States, including, but not limited to, the District of Columbia, Puerto Rico, U.S. territories and possessions, and federally recognized Indian tribal governments, as defined in C.G.S. § 1-267;
4.	the federal government;
5.	foreign governments; and
6.	an agency of a subdivision, agency, state or government listed in items 1-5.

B.	OPM Ethics Affidavits:

For all contracts with a “Value*” of $50,000 or more in a calendar or fiscal year, the University must also obtain the following affidavits for all University contracts: [Note: *Value of the contract means the dollar amount (or equivalent benefit) expended or received by the State in accordance with the contract.]

1.	ETHICS FORM 1- a Contractor-executed and notarized Gift and Campaign Contribution Certification (Office of Policy and Management “OPM” Form 1*) [*Form 1 is also used with a multi-year contract to update the initial certification on an annual basis];

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2.	ETHICS FORM 3 - a University-executed Certification of State Agency Official or Employee Authorized to Execute Contract (OPM Form 3) for all contracts/agreements with a value of $50,000 or more in a calendar or fiscal year;

3.	ETHICS FORM 5 - a Contractor-executed Consulting Agreement Affidavit (OPM Form 5) is normally provided with a bid or proposal; however, if it is a sole source or no-bid contract, it is submitted at the time of contract execution; and

4.	ETHICS FORM 6 - a Contractor-executed Affirmation of Receipt of State Ethics Laws Summary must accompany any large State construction or procurement contracts with a “COST” (expenditure or equivalent benefit) of more than $500,000. When applicable, Form 6 is also used by a subcontractor or consultant of the contractor. The subcontractor or consultant submits the form to the contractor, who then submits it to the awarding State agency.

5.	ETHICS FORM 7- a Contractor-executed Iran Investment Certification must accompany any large state contract over $500,000.00 with entities outside the United States and United States subsidiaries of foreign entities.

Execution of Ethics Affidavits: Pursuant to Conn. Gen. Stat. § 4-252(c)(l), all ethics affidavits must be executed by an official duly authorized to execute the contract/agreement on behalf of the Contractor and must be signed simultaneous with contract execution.

Ethics Affidavits, Certifications and further definitions, samples and information may be found at: http://www.ct.gov/opm/cwp/view.asp?a=2982&q=386038&opmNav GID=1806

EXEMPTIONS: Ethics Affidavits and certifications are NOT required for grants or loans, as such awards are not: (1) large state contracts, as defined by Connecticut General Statutes § 4-250; (2) State Contracts, as defined by Executive Order 7C, Paragraph 2(f); or (3) contracts for the purchase of goods and services, as used in Connecticut General Statutes § 4-81.

Affidavits are also NOT required for contracts between a state agency or a quasi-public state agency and a political subdivision of the State.

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C.	Contractor Signing Authority:

Required only for contracts involving transactions that must be recorded on town land records.

a.	This document indicates that that the person who executes the contract has authority to sign on behalf of the company. Please note that an individual cannot authorize themselves to sign on behalf of a company/organization unless they are the sole owner. The authority must be signed by an officer of the company if owned by more than one person/entity.

b.	This document must be signed and dated the same day as the contract but adopted Prior To the signing of the contract

Please be sure to select the proper form in accordance with the contractor's company structure. Signature Authority forms can be found at UConn's Office of the General Counsel's contract website. : http://uconncontracts.uconn.edu/contract-forms-documents/.

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